UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NAUTILUS BIOTECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2701 Eastlake Avenue East
Seattle, Washington 98102
(206) 333-2001
April 28, 2022,
Dear Fellow Stockholders:
We are pleased to invite you to attend the annual meeting of stockholders of Nautilus Biotechnology, Inc. (“Nautilus”), to be held on Tuesday, June 14, 2022 at 10:00 am, Pacific time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/NAUT2022, where you will be able to listen to the meeting live, submit questions and vote online.
The attached formal meeting notice and proxy statement contain details of the business to be conducted at the annual meeting.
Your vote is important. Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Therefore, we urge you to vote and submit your proxy promptly via the Internet, telephone or mail.
On behalf of our Board of Directors, we would like to express our appreciation for your continued support of and interest in Nautilus.
Sincerely,
Sujal Patel
President and Chief Executive Officer
-i-

NAUTILUS BIOTECHNOLOGY, INC.
2701 Eastlake Avenue East
Seattle, Washington 98102
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 am, Pacific time, on Tuesday, June 14, 2022
Place
The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/NAUT2022, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.

Items of Business
•To elect three Class I directors to hold office until our 2025 annual meeting of stockholders and until their respective successors are elected and qualified.
•To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
•To transact other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date	April 18, 2022 Only stockholders of record as of April 18, 2022 are entitled to notice of and to vote at the annual meeting.
Availability of Proxy Materials
The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about May 2, 2022 to all stockholders entitled to vote at the annual meeting.
The proxy materials and our annual report can be accessed as of April 28, 2022 by visiting www.proxyvote.com and using your 16 digit control number on the proxy card.

Voting	Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to submit your proxy or voting instructions via the Internet, telephone or mail as soon as possible.

By order of the Board of Directors,

Sujal Patel
President and Chief Executive Officer
Seattle, Washington
April 28, 2022
-ii-

-iii-

NAUTILUS BIOTECHNOLOGY, INC.
PROXY STATEMENT
FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
To be held at 10:00 am, Pacific time, on Tuesday, June 14, 2022
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
What is Nautilus Biotechnology, Inc.’s relationship to ARYA Sciences Acquisition Corp III? What is the Business Combination?
On June 9, 2021 (the “Closing Date”), Nautilus Biotechnology, Inc., a Delaware corporation (f/k/a ARYA Sciences Acquisition Corp III, a Cayman Islands exempted company and our predecessor company (“ARYA”)), consummated its previously announced business combination (the “Business Combination”) pursuant to the terms of that certain Business Combination Agreement, dated as of February 7, 2021 (the “Business Combination Agreement”), by and among ARYA, Mako Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of ARYA (“Mako Merger Sub”), and Nautilus Subsidiary, Inc., a Delaware corporation (f/k/a Nautilus Biotechnology, Inc.) (“Legacy Nautilus”).
Pursuant to the terms of the Business Combination Agreement, on the Closing Date, (i) ARYA changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which ARYA changed its name to “Nautilus Biotechnology, Inc.” (together with its consolidated subsidiary, the “Company” “New Nautilus” or “Nautilus”) and (ii) Mako Merger Sub merged with and into Legacy Nautilus (the “Merger”), with Legacy Nautilus as the surviving company in the Merger and, after giving effect to such Merger, Legacy Nautilus becoming a wholly-owned subsidiary of New Nautilus.
Why am I receiving these materials?
This proxy statement and the form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders of Nautilus Biotechnology, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “annual meeting”). The annual meeting will be held on Tuesday, June 14, 2022 at 10:00 am, Pacific time. The annual meeting will be conducted virtually via live audio webcast. You will be able to attend the annual meeting virtually by visiting www.virtualshareholdermeeting.com/NAUT2022, where you will be able to listen to the meeting live, submit questions and vote online during the meeting.
The Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is first being sent or given on or about May 2, 2022, to all stockholders of record as of April 18, 2022. The proxy materials and our annual report can be accessed as of April 28, 2022, by visiting www.proxyvote.com. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.
What proposals will be voted on at the annual meeting?
The following proposals will be voted on at the annual meeting:
•the election of three Class I directors to hold office until our 2025 annual meeting of stockholders and until their respective successors are elected and qualified;
•the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022;

•any other business that may properly come before the annual meeting or any adjournments or postponements thereof.
As of the date of this proxy statement, our management and board of directors were not aware of any other matters to be presented at the annual meeting.
How does the board of directors recommend that I vote on these proposals?
Our board of directors recommends that you vote your shares:
•“FOR” the election of each Class I director nominee named in this proxy statement; and
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
Who is entitled to vote at the annual meeting?
Holders of our common stock as of the close of business on April 18, 2022, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 124,456,653 shares of our common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting. Stockholders are not permitted to cumulate votes with respect to the election of directors.
Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the annual meeting. Throughout this proxy statement, we refer to these holders as “stockholders of record.”
Street Name Stockholders. If your shares are held in a brokerage account or by a broker, bank or other nominee, then you are considered the beneficial owner of shares held in street name, and the Notice of Internet Availability was forwarded to you by your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions that your broker, bank or other nominee sent to you. Throughout this proxy statement, we refer to these holders as “street name stockholders.”
Is there a list of registered stockholders entitled to vote at the annual meeting?
A list of registered stockholders entitled to vote at the annual meeting will be made available for examination by any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting between the hours of 9:00 a.m. and 4:30 p.m., Pacific time, at our principal executive offices located at 2701 Eastlake Avenue East, Seattle, Washington 98102 by contacting our corporate secretary. The list of registered stockholders entitled to vote at the annual meeting will also be available online during the annual meeting at www.virtualshareholdermeeting.com/NAUT2022, for those stockholders attending the annual meeting.
How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of FOR votes are elected as directors. You may (1) vote FOR the election of each of the director nominees named herein, (2) WITHHOLD your vote for all director nominees, or (3) vote FOR all director nominees except for those specific director nominees from whom you WITHHOLD your vote. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
•Proposal No. 2: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote thereon. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will have the same effect as a vote AGAINST this proposal. Because this is a routine proposal, we do not expect any broker non-votes on this proposal.
What is the quorum requirement for the annual meeting?
A quorum is the minimum number of shares required to be present or represented at the annual meeting for the meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person (including virtually) or by proxy, of a majority of the voting power of our capital stock issued and outstanding and entitled to vote will constitute a quorum to transact business at the annual meeting. Abstentions, choosing to withhold authority to vote and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another time or place.
How do I vote and what are the voting deadlines?
Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:
•by Internet at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 p.m. Eastern time on June 13, 2022 (have your Notice of Internet Availability or proxy card in hand when you visit the website);
•by toll-free telephone at 1-800-690-6903, 24 hours a day, 7 days a week, until 11:59 p.m. Eastern time on June 13, 2022 (have your Notice of Internet Availability or proxy card in hand when you call);
•by completing, signing and mailing your proxy card (if you received printed proxy materials), which must be received prior to the annual meeting; or
•by attending the annual meeting virtually by visiting www.virtualshareholdermeeting.com/NAUT2022, where you may vote during the meeting (have your Notice of Internet Availability or proxy card in hand when you visit the website, you will need your 16 digit control number on your proxy card).
Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive from your broker, bank or other nominee. If your voting instruction form or notice of internet availability of proxy materials indicates that you may vote your shares through the proxyvote.com website, then you may vote those shares at the annual meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.
What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?
Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•“FOR” the election of each Class I director nominee named in this proxy statement; and
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
In addition, if any other matters are properly brought before the annual meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
Street Name Stockholders. Brokers, banks and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Your broker, bank or other nominee will not have discretion to vote on any other proposals, which are considered non-routine matters, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matters, then those shares will be treated as broker non-votes with respect to the non-routine proposals. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.
Can I change my vote or revoke my proxy?
Stockholder of Record. If you are a stockholder of record, you can change your vote or revoke your proxy before the annual meeting by:
•entering a new vote by Internet or telephone (subject to the applicable deadlines for each method as set forth above);
•completing and returning a later-dated proxy card, which must be received prior to the annual meeting;
•delivering a written notice of revocation to our corporate secretary at Nautilus Biotechnology, Inc., 2701 Eastlake Avenue East, Seattle, Washington 98102, Attention: Corporate Secretary, which must be received prior to the annual meeting; or
•attending and voting at the annual meeting (although attendance at the annual meeting will not, by itself, revoke a proxy).
Street Name Stockholders. If you are a street name stockholder, then your broker, bank or other nominee can provide you with instructions on how to change or revoke your proxy.
What do I need to do to attend the annual meeting?
We will be hosting the annual meeting via live audio webcast only.
Stockholder of Record. If you were a stockholder of record as of the record date, then you may attend the annual meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/NAUT2022. To attend and participate in the annual meeting, you will need the control number included on your Notice of Internet Availability or proxy card. The annual meeting live audio webcast will begin promptly at 10:00 am, Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 am, Pacific time, and you should allow ample time for the check-in procedures.
Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or notice of internet availability of proxy materials indicates that you may vote your shares through the proxyvote.com website, then you may access and participate in the annual meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the annual meeting.
How can I get help if I have trouble checking in or listening to the annual meeting online?
If you encounter difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Sujal Patel, our President and Chief Executive Officer, and Anna Mowry, our Chief Financial Officer, have been designated as proxy holders for the annual meeting by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the annual meeting in accordance with the instructions of the stockholder. If the proxy is dated and signed, but no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors on the proposals as described above. If any other matters are properly brought before the annual meeting, then the proxy holder will use their own judgment to determine how to vote your shares. If the annual meeting is postponed or adjourned, then the proxy holder can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc., will tabulate the votes and act as inspector of election.
How can I contact Nautilus’s transfer agent?
You may contact our transfer agent, Continental Stock Transfer & Trust Company, by telephone at (212) 509-4000, or by writing Continental Stock Transfer & Trust Company, at 1 State Street 30th Floor, New York, NY 1004-1561. You may also access instructions with respect to certain stockholder matters (e.g., change of address) via the Internet at https://continentalstock.com/.
How are proxies solicited for the annual meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the annual meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communications or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation.
Where can I find the voting results of the annual meeting?
We will disclose voting results on a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission, or SEC, within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?
In accordance with the rules of the SEC we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.
What does it mean if I receive more than one Notice of Internet Availability or more than one set of printed proxy materials?
If you receive more than one Notice of Internet Availability or more than one set of printed proxy materials, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability or each set of printed proxy materials, as applicable, to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one copy of the Notice of Internet Availability or proxy statement and annual report. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report?
We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:
Nautilus Biotechnology, Inc.
Attention: Investor Relations
2701 Eastlake Avenue East
Seattle, Washington 98102
Tel: (206) 333-2001
Street name stockholders may contact their broker, bank or other nominee to request information about householding.
Implications of being an “emerging growth company” and smaller reporting company.
We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of ARYA’s initial public offering, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.
We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of the Board
Our board of directors currently consists of nine directors, seven of whom are independent under the listing standards of The Nasdaq Stock Market LLC, or Nasdaq. Our board of directors is divided into three classes with staggered three-year terms. Thus, at each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the names, ages as of April 18, 2022, and certain other information for each of our directors and director nominees:

Name	Class	Age	Position(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Nominees for Director
Sujal Patel	I	47	Chief Executive Officer, President, Secretary and Director	2021	2022	2025
Vijay Pande (3)	I	51	Director	2021	2022	2025
Michael Altman (2)	I	40	Director	2020	2022	2025

Continuing Directors
Melissa Epperly (1)	III	44	Director	2021	2024	—
Parag Mallick	II	45	Chief Scientist and Director	2021	2023	—
Matthew McIlwain (1) (3)	II	57	Director	2021	2023	—
Matthew L. Posard (1) (2)	III	55	Chairperson	2021	2024	—
Farzad Nazem (2)	II	60	Director	2021	2023	—
Karen Akinsanya	III	54	Director	2022	2024	—
________________________
(1)Member of audit committee
(2)Member of compensation committee
(3)Member of nominating and governance committee
Nominees for Director
Sujal Patel. Sujal Patel has served as our Chief Executive Officer, President, Secretary and a member of our board of directors since June 2021. Mr. Patel co-founded Legacy Nautilus and served as its Chief Executive Officer and a member of its board of directors from January 2017 through the closing of the Business Combination. Previously, from January 2001 to December 2010, Mr. Patel founded and served in various executive positions at Isilon Systems, Inc., an enterprise data storage company, including as Chief Executive Officer from 2007 until Isilon Systems was acquired by EMC Corporation, an enterprise storage systems and software company, in December 2010. Following the acquisition, Mr. Patel served as the President of EMC’s Isilon Storage Division until October 2012. Mr. Patel has been a Strategic Director at Madrona Venture Group, a Seattle venture capital firm, since January 2015. Mr. Patel currently serves on the board of directors of Qumulo, Inc. Mr. Patel holds a B.S. in Computer Science from the University of Maryland, College Park.
We believe Mr. Patel is qualified to serve on our board of directors because of his deep knowledge of our business, and strategy, and his extensive executive leadership and operational experience.
Vijay Pande. Vijay Pande has served on our board of directors since June 2021, and served on the Legacy Nautilus board of directors from May 2018 through the closing of the Business Combination. Since September 2015, Dr. Pande has served as a general partner at Andreessen Horowitz, a venture capital fund, where he focuses on investments in biopharma and healthcare companies. From October 1999 to February 2019, Dr. Pande served as founding director of Folding@home, a distributed computing project for disease research. Since 2014, Dr. Pande has served as a member of the scientific advisory boards of Schrödinger, Inc. and Globavir Biosciences, Inc. Dr. Pande holds a B.S. in Physics from Princeton University and a Ph.D. in Physics from Massachusetts Institute of Technology.

We believe Dr. Pande is qualified to serve on our board of directors because of his extensive industry experience and board experience with healthcare companies.
Michael Altman. Michael Altman, CFA, has served on our board of directors since June 2021 and served on the ARYA board of directors from inception until the closing of the Business Combination. Mr. Altman also served as ARYA’s Chief Financial Officer from inception until the closing of the Business Combination. Mr. Altman has served as a Managing Director on the investment team of Perceptive Advisors since 2007, and is a member of the internal investment committee of Perceptive Advisors’ credit opportunities fund. Mr. Altman’s focus is on medical devices, diagnostics, digital health and specialty pharmaceuticals. Mr. Altman also serves on the boards of directors of Vitruvius Therapeutics and Lyra Therapeutics (Nasdaq: LYRA), which are portfolio companies of Perceptive Advisors. Mr. Altman has also served as the Chief Financial Officer and on the board of directors of ARYA Sciences Acquisition Corp IV (Nasdaq: ARYD) since January 2021. Mr. Altman graduated from the University of Vermont with a BS in Business Administration.
We believe Mr. Altman is qualified to serve on our board of directors because of his broad operational and transactional experience.
Continuing Directors
Melissa Epperly. Melissa Epperly has served on our board of directors since June 2021 and served on the Legacy Nautilus board of directors from January 2021 through the closing of the Business Combination. Ms. Epperly currently serves as Chief Financial Officer of Zentalis Pharmaceuticals, Inc. (NASDAQ: ZNTL), a clinical-stage cancer company, a position she has held since September 2019. From June 2018 to August 2019, Ms. Epperly served as Chief Financial Officer of PsiOxus Therapeutics Ltd., a clinical-stage gene therapy cancer company, where she led the company’s financial operations. Prior to joining PsiOxus, Ms. Epperly served as Chief Financial Officer and Head of Business Development at R-Pharm US, a commercial-stage oncology company, from October 2015 to June 2018, where she led the company’s financial operations and business development. Ms. Epperly served as a Director at Anchorage Capital Group, a credit-focused hedge fund, from August 2012 to September 2015. Previously, Ms. Epperly was a Vice President at Goldman Sachs in equity research in New York and London, a management consultant with Bain & Company, and a healthcare investment banker at Morgan Stanley. Ms. Epperly currently serves on the board of directors of Kinnate Biopharma Inc. (NASDAQ: KNTE). Ms. Epperly holds a B.A. in Biochemisty and Economics from the University of Virginia and an M.B.A from Harvard Business School.
We believe Ms. Epperly is qualified to serve on our board of directors because of her extensive experience as a senior financing executive in the life sciences industry.
Parag Mallick. Parag Mallick has served as our Chief Scientist and a member of our board of directors since June 2021. Dr. Mallick co-founded Legacy Nautilus and served as its Chief Scientist and a member of its board of directors from December 2016 through the closing of the Business Combination. Dr. Mallick served as Assistant Professor at Stanford University from 2011 to 2017 and as Associate Professor at Stanford University from 2017 to the present. Previously, he served as Adjunct Assistant Professor at the University of California, Los Angeles from 2005 to 2011 and at the University of Southern California from 2009 to 2011. Dr. Mallick served as Director of Clinical Proteomics at Cedars-Sinai from 2005 to 2009. Dr. Mallick completed his post-doctoral fellowship in clinical proteomics and systems biology at the Institute for Systems Biology from 2002 to 2004. Dr. Mallick holds a B.S. in Computer Science from Washington University in St. Louis and a Ph.D. in Chemistry and Biochemistry from the University of California, Los Angeles.
We believe Dr. Mallick is qualified to serve on our board of directors because of his scientific expertise and his deep understanding of our business, operations and strategy.
Matthew McIlwain. Matthew McIlwain has served on our board of directors since June 2021 and served on the Legacy Nautilus board of directors from January 2021 through the closing of the Business Combination. Mr. McIlwain currently serves as a Managing Director at Madrona Venture Group, a venture capital firm, a position he has held since June 2002, and joined as a Venture Partner in June 2000. Prior to joining Madrona Venture Group, Mr. McIlwain served as Vice President of Business Process at Genuine Parts Company from January 1996 to May 2000, a consultant at McKinsey & Company from August 1992 to December 1995, and in investment banking at Credit Suisse First Boston from July 1987 to July 1989. Mr. McIlwain currently serves as a director on the boards of organizations including Smartsheet Inc. (NYSE: SMAR), the Washington Policy Center, and serves on the Board of Advisors for the Fred Hutchinson Cancer Research Center. Mr. McIlwain holds a B.A. in Government and Economics from Dartmouth College, an M.P.P. in Public Policy from Harvard University’s Kennedy School of Government, and an M.B.A. from Harvard Business School.

We believe Mr. McIlwain is qualified to serve on our board of directors due to his extensive industry background and experience investing in the technology and life sciences industry.
Matthew L. Posard. Matthew L. Posard has served on our board of directors and as Chairperson since June 2021 and served on the Legacy Nautilus board of directors from February 2019 through the closing of the Business Combination. Mr. Posard currently serves as Founding Partner at Explore-DNA, a life sciences and diagnostics consulting firm. Previously, Mr. Posard served as the President and Chief Commercial Officer of GenePeeks, Inc., a genetic information company, from February 2017 to April 2018, and as Executive Vice President and Chief Commercial Officer at Trovagene Inc. (now Cardiff Oncology, Inc.), an oncology therapeutics company, from March 2015 to April 2016. Mr. Posard also held multiple executive leadership roles at Illumina, Inc., a biotechnology company, from 2006 to 2015. Mr. Posard currently serves on multiple boards including Halozyme Therapeutics (NASDAQ: HALO), Talis Biomedical (NASDAQ: TLIS), DermTech (NASDAQ CM: DMTK), Stemson Therapeutics, Geneyx Inc., Deepcell Bio and Vizgen Corp. Mr. Posard holds a B.A. in Management Science from the University of California, San Diego.
We believe Mr. Posard is qualified to serve on our board of directors because of his extensive experience as an executive and serving on various boards of directors of companies in the life sciences industry.
Farzad Nazem. Farzad Nazem has served on our board of directors since June 2021 and served on the Legacy Nautilus board of directors from June 2017 through the closing of the Business Combination. Mr. Nazem spent over 11 years at Yahoo! Inc., a web services provider, where he served as Chief Technology Officer, and over 10 years at Oracle Corporation, a database management company, where he spent time as Vice President of the Web and Media Server Division. Mr. Nazem has served on the board of directors of Skydance Media, LLC, since June 2019, and previously served as a member of the board of directors and an advisor to Apixio, Inc. and NextBio Inc. Mr. Nazem holds a B.S. in Computer Science from California Polytechnic State University–San Luis Obispo.
We believe Mr. Nazem is qualified to serve on our board of directors because of his technical expertise, extensive industry background and management experience.

Karen Akinsanya. Karen Akinsanya has served on our board of directors since March 2022. Dr. Akinsanya has served as President of R&D, Therapeutics of Schrödinger, Inc. (NASDAQ: SDGR), a life sciences company, since February 2022, and its Executive Vice President and Chief Biomedical Scientist since January 2020 and previously served as its Senior Vice President and Chief Biomedical Scientist from April 2018 to December 2019. Prior to joining Schrödinger, Dr. Akinsanya spent 12 years at Merck & Co., Inc., or Merck, a pharmaceutical company, beginning in 2005, where she held a variety of positions across Merck Research Labs, including Associate Vice President, Early Scientific Assessment Lead, Business Development & Licensing from December 2013 to July 2017, Collaboration Lead and Executive Director, Cardiovascular Research from January 2010 to December 2013, and Associate Director of Clinical Pharmacology from October 2005 to December 2009. Prior to Merck, Dr. Akinsanya held a number of roles in drug discovery at Ferring Pharmaceuticals in the United Kingdom and the United States from 1997 to 2005. In 2007, Dr. Akinsanya founded Envision Science Group LLC, or Envision, a translational science consulting company, where she currently serves as President. Dr. Akinsanya provided consulting services on behalf of Envision to companies in the pharmaceutical industry between July 2017 and April 2018. Dr. Akinsanya is currently a member of the board of directors of the Imperial College Foundation and the Board of Trustees of The Rockefeller University. Dr. Akinsanya received a B.Sc. in Biochemistry from Queen Mary College, University of London, a Ph.D. in Endocrine Physiology from the Imperial College and completed postdoctoral studies at the Ludwig Institute for Cancer Research, University College, London.

We believe Dr. Akinsanya is qualified to serve on our board of directors because of her extensive industry background and experience in the life sciences industry.

Director Independence
Our common stock is listed on Nasdaq. As a company listed on Nasdaq, we are required under Nasdaq listing rules to maintain a board comprised of a majority of independent directors as determined affirmatively by our board. Under Nasdaq listing rules, a director will only qualify as an independent director if, in the opinion of that listed company’s board of directors, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and governance committees be independent.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Nasdaq listing rules applicable to audit committee members. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and Nasdaq listing rules applicable to compensation committee members.
Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mr. Pande, Mr. Altman, Mr. Nazem, Mr. McIlwain, Ms. Epperly, Mr. Posard and Ms. Akinsanya, representing seven of our nine directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of Nasdaq. Sujal Patel is not considered an independent director because of his position as our Chief Executive Officer, President and Secretary and Parag Mallick is not considered an independent director because of his position as our Chief Scientist.
In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Person Transactions.”
There are no family relationships among any of our directors, director nominees or executive officers.
Board Leadership Structure
Our corporate governance framework provides our board flexibility to determine the appropriate leadership structure for the company, and whether the roles of chairperson and chief executive officer should be separated or combined. In making this determination, our board considers many factors, including the needs of the business, our board’s assessment of its leadership needs from time to time and the best interests of our stockholders. If the role of chairperson is filled by a director who does not qualify as an independent director, then our corporate governance guidelines provide that one of our independent directors may serve as our lead independent director.
Our board believes that it is currently appropriate to separate the roles of chairperson and chief executive officer. The chief executive officer is responsible for day-to-day leadership, while our chairperson, along with the rest of our independent directors, ensures that our board’s time and attention is focused on providing independent oversight of management and matters critical to our company. The board believes that Mr. Posard’s deep knowledge of the company and industry, as well as strong leadership and governance experience, enable Mr. Posard to lead our board effectively and independently.
Role of Board in Risk Oversight Process
One of the key functions of our board of directors is informed oversight of the risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss major financial risk exposures and the steps our management takes to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The compensation committee also assesses and monitors whether compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Board Committees
Upon the closing of the Business Combination, our board of directors established the following standing committees of the board: audit committee; compensation committee; and nominating and governance committee. The composition and responsibilities of each of the committees of our board of directors is described below.

Audit Committee
The current members of our audit committee are Ms. Epperly, Mr. McIlwain and Mr. Posard. Ms. Epperly is the chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of audit committee members under the rules and regulations of the SEC and the listing standards of Nasdaq, and also meets the financial literacy requirements of the listing standards of Nasdaq. Our board of directors has determined that Ms. Epperly is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K. Our audit committee is responsible for, among other things:
•selecting, retaining, compensating, evaluating, overseeing and, where appropriate, terminating our independent registered public accounting firm;
•reviewing and approving the scope and plans for the audits and the audit fees and approving all non-audit and tax services to be performed by the independent auditor;
•evaluating the independence and qualifications of our independent registered public accounting firm;
•reviewing our financial statements, and discussing with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;
•reviewing and discussing with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;
•discussing with management our procedures regarding the presentation of our financial information, and reviewing earnings press releases and guidance;
•overseeing the design, implementation and performance of our internal audit function, if any;
•setting hiring policies with regard to the hiring of employees and former employees of our independent auditor and overseeing compliance with such policies;
•reviewing, approving and monitoring related party transactions;
•reviewing and monitoring compliance with our code of business conduct and ethics, and reviewing conflicts of interest of our board members and officers;
•adopting and overseeing procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;
•reviewing and discussing with management and our independent auditor the adequacy and effectiveness of our legal, regulatory and ethical compliance programs; and
•reviewing and discussing with management and our independent auditor our guidelines and policies to identify, monitor and address enterprise risks.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our audit committee is available on our website at http://www.nautilus.bio/investors/. During 2021, following the closing of the Business Combination, our audit committee held three meetings. Legacy Nautilus did not have a standing audit committee prior to the closing of the Business Combination.
Compensation Committee
The current members of our compensation committee are Mr. Posard, Mr. Altman and Mr. Nazem. Mr. Posard is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of Nasdaq. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:
•reviewing, approving or making recommendations to our board of directors regarding the compensation for our executive officers, including our chief executive officer;
•reviewing, approving and administering our employee benefit and equity incentive plans;
•establishing and reviewing the compensation plans and programs of our employees, and ensuring that they are consistent with our general compensation strategy;
•monitoring compliance with any stock ownership guidelines;
•approving or making recommendations to our board of directors regarding the creation or revision of any clawback policy; and
•making recommendations to our board of directors regarding non-employee director compensation.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter of our compensation committee is available on our website at http://www.nautilus.bio/investors/. During 2021, prior to the closing of the Business Combination, the Legacy Nautilus compensation committee held three meetings and, following the closing of the Business Combination, our compensation committee held three meetings.
Nominating and Governance Committee
The current members of our nominating and governance committee are Mr. McIlwain and Mr. Pande. Mr. McIlwain is the chairperson of our nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee meets the requirements for independence for nominating and governance committee members under the listing standards of Nasdaq. Our nominating and governance committee is responsible for, among other things:
•reviewing and assessing and making recommendations to our board of directors regarding desired qualifications, expertise and characteristics sought of board members;
•identifying, evaluating, selecting or making recommendations to our board of directors regarding nominees for election to our board of directors;
•developing policies and procedures for considering stockholder nominees for election to our board of directors;
•reviewing our succession planning process for our chief executive officer and any other members of our executive management team;
•reviewing and making recommendations to our board of directors regarding the composition, organization and governance our board of directors and its committees;
•reviewing and making recommendations to our board directors regarding our corporate governance guidelines and corporate governance framework;
•overseeing director orientation for new directors and continuing education for our directors;
•overseeing the evaluation of the performance of our board of directors and its committees; and
•administering policies and procedures for communications with the non-management members of our board of directors.
Our nominating and governance committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter of our nominating and governance committee is available on our website at http://

www.nautilus.bio/investors/. During 2021, following the closing of the Business Combination, our nominating and governance committee held two meetings. Legacy Nautilus did not have a standing nominating and governance committee prior to the closing of the Business Combination

Director Diversity

Our nominating and governance committee is committed to continuing to identify and recruit highly qualified director candidates with diverse experiences, perspectives, and backgrounds to join our board of directors. The table below provides certain information regarding the composition of our board of directors. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f). As shown below in the board diversity matrix, the Company is currently in compliance with the diversity requirements of Nasdaq Rule 5605(f).

Board Diversity Matrix (as of April 18, 2022)

Board Size
Total Number of Directors	9
Part I: Gender Identity	Male	Female	Non-Binary	Did Not Disclose Gender
Number of directors based on gender identity	7	2
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian	3
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	4	1
Two or More Races or Ethnicities		1
LGBTQ+
Did Not Disclose Demographic Background
Attendance at Board and Stockholder Meetings
During our fiscal year ended December 31, 2021, prior to the closing of the Business Combination, Legacy Nautilus held seven meeting (including regularly scheduled and special meetings) and, following the closing of the Business Combination, our board of directors held three meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (1) the total number of meetings of the board of directors held during the period for which he or she has been a director of Legacy Nautilus and New Nautilus, as applicable and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served as a director of Legacy Nautilus and New Nautilus, as applicable.
Although we do not have a formal policy regarding attendance by members of our board of directors at the annual meetings of stockholders, we encourage, but do not require, directors to attend. This annual meeting will be our first annual meeting of our stockholders following the closing of the Business Combination.

Executive Sessions of Non-Employee Directors
To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee directors will meet in executive sessions without management directors or management present on a periodic basis but no less than two times a year. In addition, if any of our non-employee directors are not independent directors, then our independent directors will also meet in executive session on a periodic basis but no less than two times a year.
Non-Employee Director Compensation
Our board of directors or our compensation committee determine the annual compensation to be paid to the members of our board of directors.
Compensation Committee Interlocks and Insider Participation
During 2021, following the Business Combination, the members of our compensation committee were Mr. Posard, Mr. Altman and Mr. Nazem. None of the members of our compensation committee has ever been an executive officer or employee of Nautilus. Mr. Altman served as ARYA’s Chief Financial Officer and director from its inception until the closing of the Business Combination. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serves as a member of the board of directors or our compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and governance committee uses a variety of methods for identifying and evaluating potential director nominees. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors and other director qualifications. While our board has not established minimum qualifications for board members, some of the factors that our nominating and governance committee considers in assessing director nominee qualifications include, without limitation, issues of character, professional ethics and integrity, judgment, business experience and diversity, and with respect to diversity, such factors as race, ethnicity, gender, differences in professional background, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our board. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the nominating and governance committee considers a broad range of perspectives, backgrounds and experiences.
If our nominating and governance committee determines that an additional or replacement director is required, then the committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, board or management.
After completing its review and evaluation of director candidates, our nominating and governance committee recommends to our full board of directors the director nominees for selection. Our nominating and governance committee has discretion to decide which individuals to recommend for nomination as directors and our board of directors has the final authority in determining the selection of director candidates for nomination to our board.
Stockholder Recommendations and Nominations to our Board of Directors
Our nominating and governance committee will consider recommendations and nominations for candidates to our board of directors from stockholders in the same manner as candidates recommended to the committee from other sources, so long as such recommendations and nominations comply with our amended and restated certificate of incorporation and amended and restated bylaws, all applicable company policies and all applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and governance committee will evaluate such recommendations in accordance with its charter, our bylaws and corporate governance guidelines and the director nominee criteria described above.

A stockholder that wants to recommend a candidate to our board of directors should direct the recommendation in writing by letter to our corporate secretary at Nautilus Biotechnology, Inc., 2701 Eastlake Avenue East, Seattle, Washington 98102, Attention: Corporate Secretary. Such recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and us and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate. Our nominating and governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also directly nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and the rules and regulations of the SEC and should be sent in writing to our corporate secretary at the address above. To be timely for our 2023 annual meeting of stockholders, nominations must be received by our corporate secretary observing the deadlines discussed below under “Other Matters—Stockholder Proposals or Director Nominations for 2023 Annual Meeting.”
Communications with the Board of Directors
Stockholders and other interested parties wishing to communicate directly with our non-management directors, may do so by writing and sending the correspondence to our Chief Financial Officer or General Counsel by mail to our principal executive offices at Nautilus Biotechnology, Inc., 2701 Eastlake Avenue East, Seattle, Washington 98102. Our Chief Financial Officer or General Counsel, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our board to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our board or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Chief Financial Officer or General Counsel will route such communications to the appropriate director(s) or, if none is specified, then to the chairperson of the board or the lead independent director (if one is appointed). These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.
Policy Prohibiting Hedging or Pledging of Securities
Under our insider trading policy, our employees, including our executive officers, and the members of our board of directors are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued to such individuals by us), (3) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted to them by us as part of their compensation or held, directly or indirectly, by them, (4) pledging any of our securities as collateral for any loans and (5) holding our securities in a margin account.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted corporate governance guidelines. These guidelines address, among other items, the qualifications and responsibilities of our directors and director candidates, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and other executive and senior financial officers. The full text of our corporate governance guidelines and code of business conduct and ethics are available on our website at http://www.nautilus.bio/investors/. We will post amendments to our code of business conduct and ethics or any waivers of our code of business conduct and ethics for directors and executive officers on the same website.

Director Compensation
Director Compensation Policy
Prior to the Business Combination
Prior to the Business Combination, Legacy Nautilus had no formal policy under which non-employee directors received compensation for their service on the Legacy Nautilus board of directors or its committees. Legacy Nautilus’ policy was to reimburse non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors, and Legacy Nautilus occasionally granted stock options to non-employee directors.
Following the Business Combination
Our board of directors expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. In 2020, the compensation committee of the Legacy Nautilus board of directors retained Compensia, a third-party compensation consultant, to provide the Legacy Nautilus board of directors and its compensation committee with an analysis of publicly available market data regarding practices and compensation levels at comparable companies and assistance in determining compensation to be provided to New Nautilus’ non-employee directors. Based on the discussions with and assistance from the compensation consultant, in connection with the Business Combination, our board of directors adopted an Outside Director Compensation Policy that provides for certain compensation to our non-employee directors. The Outside Director Compensation Policy became effective as of the day immediately prior to the closing of the Business Combination.
Cash Compensation
The Outside Director Compensation Policy provides for the following cash compensation program for our non-employee directors:
•$40,000 per year for service as a non-employee director;
•$40,000 per year for service as non-employee chair of our board of directors;
•$20,000 per year for service as chair of our audit committee;
•$10,000 per year for service as a member of our audit committee;
•$14,000 per year for service as chair of our compensation committee;
•$7,000 per year for service as a member of our compensation committee;
•$10,000 per year for service as chair of our nominating and governance committee; and
•$5,000 per year for service as a member of our nominating and governance committee.
Each non-employee director who serves as a committee chair of our board of directors receives the cash retainer fee as the chair of the committee but not the cash retainer fee as a member of that committee, provided that the non-employee director who serves as the non-employee chair of our board of directors receives the annual retainer fees for such role as well as the annual retainer fee for service as a non-employee director. These fees to our non-employee directors are paid quarterly in arrears on a prorated basis. The above-listed fees for service as non-employee chair of our board of directors or a chair or member of any committee are payable in addition to the non-employee director retainer. Under our Outside Director Compensation Policy, we also reimburse our non-employee directors for reasonable travel expenses to attend meetings of our board of directors and its committees.
Equity Compensation
Initial Award. Pursuant to our Outside Director Compensation Policy, each person who first becomes a non-employee director after the effective date of such policy will receive, on the first trading day on or after the date that the person first becomes a non-employee director, an initial award of stock options to purchase shares of our common stock (the “Initial Award”). The Initial Award will have an aggregate grant date fair value (determined in accordance with U.S. GAAP) of $370,000. The Initial Award will be scheduled to vest in equal installments as to 1/36th of the shares of our common stock subject to the Initial Award on a monthly basis following the Initial Award’s grant date, on the same day of the month as the grant date, subject to continued services to us through the applicable vesting dates. If the person was a member of our board of directors and also an employee, then becoming a non-employee director due to termination of employment will not entitle the person to an Initial Award.
Annual Award. Each non-employee director automatically will receive, on the first trading day immediately after the date of each annual meeting of our stockholders (an “Annual Meeting”) that occurs following the effective date of our Outside Director Compensation Policy, an annual award of stock options to purchase shares of our common stock (the “Annual Award”). The Annual Award will have an aggregate grant date fair value (determined in accordance with U.S. GAAP) of $185,000, except if an individual began service as a non-employee director after the date of the Annual Meeting that occurred immediately prior to such Annual Meeting (or if there is no such prior Annual Meeting, then after the date of the Closing), then the Annual Award granted to such non-employee director will be prorated based on the number of whole months that the individual served as a non-employee director prior to the Annual Award’s grant date during the 12 month period immediately preceding such Annual Meeting. Each Annual Award will be scheduled to vest as to 1/12th of the shares of our common stock subject to such award on a monthly basis following the Annual Award’s grant date, on the same day of the month as the grant date, subject to continued services to us through the applicable vesting dates.
Change in Control. In the event of our change in control, as defined in the 2021 Equity Incentive Plan (“2021 Plan”), each non-employee director’s then outstanding equity awards covering shares of our common stock that were granted to him or her while a non-employee director will accelerate vesting in full, provided that he or she remains a non-employee director through the date of such change in control.
Other Award Terms. Each Initial Award and Annual Award will be granted under the 2021 Plan (or its successor plan, as applicable) and form of award agreement under such plan. These awards will have a maximum term to expiration of ten years from their grant and a per share exercise price equal to 100% of the fair market value of a share of our common stock on the award’s grant date.
Director Compensation Limits. Our Outside Director Compensation Policy provides that in any fiscal year, a non-employee director may be paid cash compensation and granted equity awards with an aggregate value of no more than $1,000,000 (with the value of equity awards based on its grant date fair value determined in accordance with U.S. GAAP for purposes of this limit). Equity awards granted or other compensation provided to a non-employee director for services provided as an employee or consultant (other than a non-employee director), or provided before the closing of the Business Combination, will not count toward this annual limit.
Director Compensation Table
The following table sets forth information regarding the compensation earned for service on our board of directors during the year ended December 31, 2021 by non-employee directors. Neither Mr. Patel nor Dr. Mallick received any additional compensation for their service as a director in 2021. Mr. Patel and Dr. Mallick’s compensation as a named executive officer is set forth below under “— Summary Compensation Table.”

Name and principal position	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
Michael Altman(2)	26,333	369,997	396,330
Melissa Epperly(3)	33,616	539,226	572,842
Matthew McIlwain(4)	33,616	266,515	300,131
Farzad Nazem(5)	26,333	266,515	292,848
Vijay Pande(6)	25,212	266,515	291,727
Matthew Posard(7)	58,268	266,515	324,783
________________________
(1)In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted during 2021, computed in accordance with FASB ASC 718. These amounts do not reflect the actual economic value that will be realized by the director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(2)As of December 31, 2021, Mr. Altman holds outstanding options to purchase 44,435 shares.
(3)As of December 31, 2021, Ms. Epperly holds outstanding options to purchase 72,561 shares.

(4)As of December 31, 2021, Mr. McIlwain holds outstanding options to purchase 36,280 shares.
(5)As of December 31, 2021, Mr. Nazem holds outstanding options to purchase 36,280 shares.
(6)As of December 31, 2021, Mr. Pande holds outstanding options to purchase 36,280 shares.
(7)As of December 31, 2021, Mr. Posard holds outstanding options to purchase 268,476 shares.
Stock Option Grants
In January 2021, Legacy Nautilus’ board of directors granted options to purchase 36,280 shares of common stock (after giving effect to the exchange upon consummation of the Business Combination) to each of Mr. McIlwain, Mr. Nazem, Dr. Pande and Mr. Posard, and an option to purchase 72,561 shares of common stock (after giving effect to the exchange upon consummation of the Business Combination) to Ms. Epperly. Each option was granted under Legacy Nautilus’ 2017 Equity Incentive Plan (the “2017 Plan”) and the form of option agreement thereunder and has a per share exercise price of $10.00 (after giving effect to the exchange upon consummation of the Business Combination), the fair market value of one share of common stock on the date of grant, as determined in good faith by Legacy Nautilus’ board of directors. 100% of the shares subject to each such option vested on January 31, 2022.
In June 2021, Mr. Altman received an option to purchase 44,435 shares of New Nautilus common stock pursuant to the New Nautilus Outside Director Compensation Policy. The option was granted under the 2021 Plan and the form of option agreement thereunder and has a per share exercise price of $11.16, the fair market value of one share of New Nautilus’ common stock on the date of grant. One thirty-sixth (1/36th) of the shares subject to the option shall vest each month beginning June 9, 2021, subject to Mr. Altman continuing to be a service provider of New Nautilus through each such date.

PROPOSAL NO. 1:
ELECTION OF CLASS I DIRECTORS
Our board of directors currently consists of nine directors and is divided into three classes with staggered three-year terms. At the annual meeting, three Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
Nominees
Our nominating and governance committee has recommended, and our board of directors has approved, Sujal Patel, Vijay Pande and Michael Altman as nominees for election as Class I directors at the annual meeting. If elected, each of Mr. Patel, Mr. Pande and Mr. Altman will serve as a Class I director until the 2025 annual meeting of stockholders and until his or her respective successor is elected and qualified or until his or her earlier death, resignation or removal. For more information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
Mr. Patel, Mr. Pande and Mr. Altman have agreed to serve as directors if elected, and management has no reason to believe that they will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for any nominee designated by the present board of directors to fill the vacancy.
Vote Required
Each director is elected by a plurality of the voting power of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors. Because the outcome of this proposal will be determined by a plurality vote, any shares not voted FOR a particular nominee, whether as a result of choosing to WITHHOLD authority to vote or a broker non-vote, will have no effect on the outcome of the election.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our financial statements for our fiscal year ending December 31, 2022. PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2021.
At the annual meeting, we are asking our stockholders to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022. Our audit committee is submitting the appointment of PricewaterhouseCoopers LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of PricewaterhouseCoopers LLP, and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, then our audit committee may reconsider the appointment. One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, and they will have an opportunity to make a statement and are expected to be available to respond to appropriate questions from our stockholders.
Change in Certifying Accountant
On June 9, 2021, the audit committee of our board of directors approved a resolution appointing PricewaterhouseCoopers LLP as New Nautilus’ independent registered public accounting firm to audit New Nautilus’ consolidated financial statements for the fiscal year ending December 31, 2021. PricewaterhouseCoopers LLP served as the independent registered public accounting firm of Legacy Nautilus prior to the Business Combination. Accordingly, Withum, ARYA’s independent registered public accounting firm prior to the Business Combination, was informed on June 9, 2021 that it was dismissed as New Nautilus’ independent registered public accounting firm.
The reports of Withum on ARYA’s financial statements as of and for the most recent fiscal year ending December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.
During ARYA’s fiscal year ending December 31, 2020 and the subsequent interim period through June 9, 2021, there were no disagreements between ARYA and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on ARYA’s financial statements for such year.
During ARYA’s fiscal year ending December 31, 2020 and the subsequent interim period through June 9, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
New Nautilus provided Withum with a copy of the foregoing disclosures and requested that Withum furnish Nautilus Biotechnology, Inc. with a letter addressed to the SEC stating whether it agrees with the statements made by New Nautilus set forth above. Withum furnished such letter in June 2021 and a copy was filed as Exhibit 16.1 to New Nautilus’ Form 8-K filed with the SEC on June 10, 2021.
During the fiscal year ending December 31, 2020 and the subsequent interim period through June 9, 2021, neither New Nautilus, nor any party on behalf of New Nautilus, consulted with PricewaterhouseCoopers LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered with respect to New Nautilus’ consolidated financial statements, and no written report or oral advice was provided to New Nautilus by PricewaterhouseCoopers LLP that was an important factor considered by New Nautilus in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered by PricewaterhouseCoopers LLP to Legacy Nautilus for our fiscal year ended December 31, 2020 and to Legacy Nautilus and, since the Closing Date, to Nautilus Biotechnology, Inc for our fiscal year ended December 31, 2021.

	2021	2020
Audit Fees(1)	$2,266,260	$680,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	900	—
Total Fees	$2,267,160	$680,000
________________________
(1)“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our financial statements, reviews of our quarterly financial statements and related accounting consultations and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes fees for services incurred in connection with the Business Combination.
(2)“All Other Fees” consist of the cost of a subscription accounting research software. There were no such fees for 2020.
Auditor Independence
In 2021, there were no other professional services provided by PricewaterhouseCoopers LLP, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of PricewaterhouseCoopers LLP.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Effective upon the closing of the Business Combination, our audit committee established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. Since the adoption of this policy, all services provided by PricewaterhouseCoopers LLP have been pre-approved by our audit committee.
Vote Required
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the annual meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST this proposal.
Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2022.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is a committee of the board of directors comprised solely of independent directors as required by Nasdaq listing standards and SEC rules and regulations. The primary purpose of our Audit Committee is to oversee our financial reporting process on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://www.nautilus.bio/investors/. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and reassesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.
With respect to the Company’s financial reporting process, the Company’s management is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare the Company’s financial statements. Those are fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited financial statements with management and PwC;
•discussed with PwC the matters required to be discussed by the applicable requirements of PCAOB and the Securities and Exchange Commission (“SEC”); and
•received the written disclosures and the letters from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.
Based on the audit committee’s review and discussions with management and PwC, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Melissa Epperly (Chairperson)
Matthew McIlwain
Matthew Posard
This audit committee report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by Nautilus under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent Nautilus specifically requests that the information be treated as “soliciting material” or specifically incorporates it by reference.

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers as of April 18, 2022.

Name	Age	Position
Sujal Patel	47	Chief Executive Officer, President, Secretary and Director
Parag Mallick	45	Chief Scientist and Director
Anna Mowry	44	Chief Financial Officer and Treasurer
Nick Nelson	39	Chief Business Officer and Senior Vice President, Business Development
Subra Sankar	62	Senior Vice President, Product Development
Matthew Murphy	57	General Counsel
Gwen Weld	64	Chief People Officer
Sujal Patel. Sujal Patel has served as our Chief Executive Officer, President, Secretary and a member of our board of directors since June 2021. Mr. Patel co-founded Legacy Nautilus and served as its Chief Executive Officer and a member of its board of directors from January 2017 through the closing of the Business Combination. Previously, from January 2001 to December 2010, Mr. Patel founded and served in various executive positions at Isilon Systems, Inc., an enterprise data storage company, including as Chief Executive Officer from 2007 until Isilon Systems was acquired by EMC Corporation, an enterprise storage systems and software company, in December 2010. Following the acquisition, Mr. Patel served as the President of EMC’s Isilon Storage Division until October 2012. Mr. Patel has been a Strategic Director at Madrona Venture Group, a Seattle venture capital firm, since January 2015. Mr. Patel currently serves on the board of directors of Qumulo, Inc. Mr. Patel holds a B.S. in Computer Science from the University of Maryland, College Park.
Parag Mallick. Parag Mallick has served as our Chief Scientist and a member of our board of directors since June 2021. Dr, Mallick co-founded Legacy Nautilus and served as its Chief Scientist and a member of its board of directors from December 2016 through the closing of the Business Combination. Dr. Mallick served as Assistant Professor at Stanford University from 2011 to 2017 and as Associate Professor at Stanford University from 2017 to the present. Previously, he served as Adjunct Assistant Professor at the University of California, Los Angeles from 2005 to 2011 and at the University of Southern California from 2009 to 2011. Dr. Mallick served as Director of Clinical Proteomics at Cedars-Sinai from 2005 to 2009. Dr. Mallick completed his post-doctoral fellowship in clinical proteomics and systems biology at the Institute for Systems Biology from 2002 to 2004. Dr. Mallick holds a B.S. in Computer Science from Washington University in St. Louis and a Ph.D. in Chemistry and Biochemistry from the University of California, Los Angeles.
Anna Mowry. Anna Mowry has served as our Chief Financial Officer and Treasurer since June 2021. Ms. Mowry served as Legacy Nautilus’ Chief Financial Officer and Treasurer from January 2021 through the closing of the Business Combination. Previously, Ms. Mowry served as Vice President of Finance and Operations at Igneous, Inc., an unstructured data management solutions company, from April 2018 to December 2020. From August 2014 to March 2018, Ms. Mowry served at ExtraHop Networks, Inc., a cloud-native network detection and response company, initially as Director of Finance and subsequently, as Senior Director of Finance and Sales Operations. From January 2014 to July 2014, Ms. Mowry served as Senior Manager of Worldwide Operations, Commercial Sales at Amazon Web Services, a provider of cloud computing services. Ms. Mowry held a variety of finance and operational roles at Isilon Systems, an enterprise data storage company, from November 2006 until Isilon Systems was acquired by EMC Corporation, an enterprise storage systems and software company, in December 2010. Following the acquisition, Ms. Mowry served as Director of Sales Finance and Operation of EMC’s Isilon Storage Division until December 2013. Ms. Mowry holds a B.S. in Biochemistry from Western Washington University and a master’s in business administration in finance from the University of Washington.
Nick Nelson. Nick Nelson has served as our Chief Business Officer and Senior Vice President, Business Development since June 2021. Mr Nelson served as Legacy Nautilus’ Chief Business Officer and Senior Vice President, Business Development from October 2020 through the closing of the Business Combination. Previously, Mr. Nelson served as Chief Business Officer and Senior Vice President at Caris Life Sciences, Inc., an oncology precision medicine diagnostic company, from May 2018 to July 2020. Prior to Caris, Mr. Nelson served as Vice President of Corporate Development at Trovagene, Inc. (now Cardiff Oncology, Inc.), an oncology diagnostic and therapeutics company, from March 2015 to May 2018. Prior to joining Trovagene, Mr. Nelson spent 10 years at Illumina, Inc., a biotechnology company, in positions spanning research and development, technical service, sales, market development and business management. Mr. Nelson holds a B.S. in Cellular and Molecular Biology from San Diego State University.

Subra Sankar. Subra Sankar has served as our Senior Vice President, Product Development since June 2021. Dr. Sankar served as Legacy Nautilus’ Senior Vice President, Product Development from December 2020 through the closing of the Business Combination. Previously, Dr. Sankar served at GenapSys Inc., a DNA sequencing technology company, as Senior Vice President, Product Development from November 2019 to December 2020 and Vice President, Product Development from July 2015 to November 2019. Prior to joining GenapSys, Dr. Sankar served as the Vice President, Engineering and Development at LumaSense Technologies, Inc., a temperature and gas sensing solutions company, from January 2014 to July 2015. Dr. Sankar holds a B.Tech. in Aeronautical Engineering from the Indian Institute of Technology, Madras, India, a Master of Science degree in Aerospace Engineering from Georgia Institute of Technology, a Ph.D. in Aerospace Engineering from Georgia Institute of Technology, and a Master of Business Administration degree from Haas School of Business, University of California, Berkeley.
Matthew Murphy. Matthew Murphy has served as our General Counsel since June 2021. Mr. Murphy served as Legacy Nautilus’ General Counsel from April 2021 through the closing of the Business Combination. Prior to joining us, from August 2020 to March 2021, Mr. Murphy provided advisory services to various life sciences companies and, from July 2018 to August 2020, Mr. Murphy served as a Strategic Consultant and Consulting General Counsel to various life sciences and technology companies. From August 2016 to July 2018, Mr. Murphy served as General Counsel at BioElectron Technology Corporation, a clinical-stage biotechnology company. From February 2014 to July 2016, Mr. Murphy served as Vice President, General Counsel and Secretary at 10X Genomics, Inc., a biotechnology company that designs and manufactures gene sequencing technology used in scientific research. Mr. Murphy also previously served in Vice President and General Counsel roles at various companies including Siluria Technologies, Inc. and Pacific Biosciences of California, Inc. Mr. Murphy holds a B.S. in Fermentation Science from the University of California at Davis and a J.D. from the University of San Francisco School of Law.

Gwen Weld. Gwen Weld has served as our Chief People Officer since April 2022. Ms. Weld served as a human resources consultant for us and Legacy Nautilus from September 2020 to April 2022. Prior to joining us, from April 2019 to April 2022, Ms. Weld served as Interim Chief People Officer at Amperity, a software company. From April 2021 to April 2022, Ms. Weld served as a human resources consultant for OctoML, a software development company. From June 2006 to December 2011, Ms. Weld served as Vice President of Global People and Infrastructure at Isilon Systems, an enterprise data storage company, and previously served as General Manager of Human Resources at Microsoft Corporation, a technology company, for nearly twenty years, leading Microsoft’s human resources agenda for its various groups and overseeing worldwide recruiting and alternative staffing. Ms. Weld studied business administration at Pace University.

EXECUTIVE COMPENSATION
To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving these goals.
We believe our compensation program should promote the success of the company and align executive incentives with the long-term interests of our stockholders. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require.
This section provides an overview of our and Legacy Nautilus’ executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. As used in this section, “Nautilus,” the “Company,” “we,” “us” and “our” refer to Legacy Nautilus prior to the closing of the Business Combination and New Nautilus after the closing of the Business Combination. Upon the closing of the Business Combination, the executive officers of Legacy Nautilus became executive officers of New Nautilus.
Our board of directors, with input from its Chief Executive Officer, has historically determined the compensation for our named executive officers. For the year ended December 31, 2021, our named executive officers were:
•Sujal Patel, Chief Executive Officer, President, and Secretary
•Parag Mallick, Chief Scientist
•Matthew Murphy, General Counsel
Summary Compensation Table for the Fiscal Year Ended December 31, 2021
The following table shows the compensation earned by our named executive officers for the fiscal years ended December 31, 2021 and December 31, 2020.

Name and principal position	Year	Salary ($)		Option awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)		Total ($)
Sujal Patel
President, Chief Executive Officer and Secretary	2021	436,731	(3)	5,953,337	154,583	60,684	(4)	6,605,335
	2020	200,000		—	50,000	1,450	(5)	251,450
Parag Mallick
Chief Scientist	2021	379,808	(6)	3,501,960	117,742	—		3,999,510
Matthew Murphy
General Counsel	2021	231,096	(7)	2,484,767	74,344	250	(8)	2,790,457
________________________
(1)In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted during 2020 or 2021, computed in accordance with FASB ASC 718. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. For a discussion of valuation assumptions, see the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 24, 2022.
(2)These amounts represent performance-based cash bonuses earned under the Incentive Plan (as defined below) based upon the achievement of objectives for the year ended December 31, 2021, which were paid in 2022 (other than with respect to $15,250 paid to Mr. Murphy in 2021 for individual performance objectives achieved during the year), and under the 2020 Nautilus employee bonus plan based upon the achievement of objectives for the year ended December 31, 2020, which were paid in 2021. The Incentive Plan is more fully described below under the section titled “—Non-Equity Incentive Plan Compensation.”
(3)The amount reported reflects the total salary earned by Mr. Patel for 2021. Mr. Patel’s annual base salary was $350,000 from January 2021 until the closing of the Business Combination on June 9, 2021 and was increased to an annual base salary of $500,000, effective as of the closing of the Business Combination on June 9, 2021.

(4)The amounts reported represent (i) $1,200 in parking benefits and (ii) $59,484 in payment of a filing fee for a notice required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to permit Mr. Patel to acquire additional Company securities and related tax equalization payments.
(5)The amounts reported represent (i) $1,200 in parking benefits and (ii) $250 for expenses associated with working from home.
(6)The amount reported reflects the total salary earned by Dr. Mallick for 2021. Dr. Mallick’s annual base salary was $350,000 from January 2021 until the closing of the Business Combination on June 9, 2021 and was increased to an annual base salary of $400,000, effective as of the closing of the Business Combination on June 9, 2021.
(7)Mr. Murphy commenced employment with us in April 2021, and therefore the compensation set forth in the table above reflects the amount earned for the portion of 2021 in which he was employed by us.
(8)The amount reported reflects $250 for expenses associated with working from home.
Non-Equity Incentive Plan Compensation
In January 2021, Legacy Nautilus’ board of directors adopted an annual bonus program (the “Nautilus Employee Bonus Plan”) for eligible employees, including its executives, providing for cash incentive opportunities payable based on the extent of achievement of specified performance criteria for 2021. In June 2021 when our board of directors approved the adoption of the Company’s Executive Incentive Compensation Plan (the “Incentive Plan”), the Nautilus Employee Bonus Plan became subject to the additional terms and conditions of the Incentive Plan.
The performance criteria for the Nautilus Employee Bonus Plan under the Incentive Plan consisted of four financial or strategic goals with respect to Nautilus (or “corporate performance goals”) for the 2021 year, as determined by our board of directors, that applied to each of our named executive officers. Each corporate performance goal was provided a specific weighting, and the extent of achievement of each such goal (expressed as a percentage and weighted accordingly) determined the payout with respect to the portion of the bonus opportunity allocated to such goal. For Mr. Murphy, the Nautilus Employee Bonus Plan additionally provided for individual performance goals (as determined by the compensation committee of our board of directors, and which related to corporate and strategic objectives specific to Mr. Murphy) that were required to be achieved during a given fiscal quarter of the 2021 year, for the second through fourth fiscal quarters. Mr. Murphy’s total cash incentive opportunity for 2021 was based 75% on corporate performance goals (prorated for the portion of the year that Mr. Murphy was employed by the Company) and 25% on individual performance goals (for the second, third, and fourth quarters of the year, based on the portion of the year that Mr. Murphy was employed by the Company). Mr. Patel and Dr. Mallick’s cash incentive opportunities for 2021 were based 100% on the corporate performance goals. Cash bonuses under the Nautilus Employee Bonus Plan that became payable based on achievement of the corporate performance goals were paid to participants, including to each of our named executive officers, in early 2022, and any bonuses that became payable to Mr. Murphy based on achievement of his individual performance goals were paid shortly following end of the quarter to which the performance achievement related.
The amounts in the Summary Compensation Table under the column “Non-equity incentive plan compensation” for each named executive officer is based on such officer’s target bonus amount multiplied by the aggregate percentage of achievement of the corporate performance goals, provided that for Mr. Murphy, the amount also includes the cash bonuses paid to him for achievement of his individual performance goals, based on his target bonus opportunity allocated to the individual performance component, multiplied by the percentage of achievement of such goals for the applicable quarter. For 2021, the cash incentive bonus under the Nautilus Employee Bonus Plan for our named executive officers was $154,583 for Mr. Patel, $117,742 for Dr. Mallick and $74,344 for Mr. Murphy (of which $51,469 was paid out based on achievement of the corporate performance goals and $22,875 was paid out based on achievement of his individual performance goals).
Outstanding Equity Awards at Fiscal Year-End December 31, 2021
The following table sets forth certain information regarding equity awards granted to the named executive officers that remained outstanding as of December 31, 2021. The number of shares subject to each award and, where applicable, the exercise price per share, reflect all changes as a result of our capitalization adjustments in connection with the Business Combination.

	Option Awards
Name	Grant Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)		Option exercise price ($)(2)	Option expiration date
Sujal Patel	1/31/2021	(3)	—	788,833	(4)	10.00	1/31/2031
Parag Mallick	1/31/2021	(3)	—	464,019	(4)	10.00	1/31/2031
Matthew Murphy	6/14/2021	(5)	—	326,526	(6)	10.10	6/14/2031
________________________
(1)The unvested portions of these awards may be subject to vesting acceleration under certain circumstances, described below under “—Potential Payments upon Termination or Change in Control.”
(2)The stock option awards that were granted by Legacy Nautilus to Mr. Patel and Dr. Mallick prior to the closing of the Business Combination were granted with a per share exercise price equal to the fair market value of one share of Legacy Nautilus Common Stock on the date of grant, as determined in good faith by Legacy Nautilus’ board of directors. The stock option granted to Mr. Murphy following the closing of the Business Combination was granted with a per share exercise price equal to the closing price of the Company’s common stock in trading on the Nasdaq Global Select Market on the date of grant.
(3)Option granted under and subject to the terms of the 2017 Plan (as defined below), described below under “— Legacy Nautilus 2017 Equity Incentive Plan.”
(4)Twenty-five percent of the shares subject to this option shall vest on January 31, 2022, and one thirty-sixth (1/36th) of the remaining shares subject to this option shall vest each month thereafter, subject to the optionee continuing to be a service provider to Nautilus through each such date.
(5)Option granted under and subject to the terms of the 2021 Plan (as defined below), described below under “— 2021 Equity Incentive Plan.”
(6)Twenty-five percent of the shares subject to this option shall vest on January 31, 2022, and one thirty-sixth (1/36th) of the remaining shares subject to this option shall vest each month thereafter, subject to the optionee continuing to be a service provider to Nautilus through each such date.
Employment Arrangements with Named Executive Officers
Sujal Patel
In connection with the Business Combination, we entered into a confirmatory employment letter with Mr. Patel, our Chief Executive Officer. The confirmatory employment letter has no specific term and provides that Mr. Patel is an at-will employee. The confirmatory employment letter supersedes all pre-existing agreements and understandings that Mr. Patel may have entered into concerning his employment relationship with us. Mr. Patel’s current annual base salary is $500,000 and he is eligible for a target annual cash bonus opportunity equal to 50% of his annual base salary for fiscal year 2022.
Parag Mallick
In connection with the Business Combination, we entered into a confirmatory employment letter with Dr. Mallick, our Chief Scientist. The confirmatory employment letter has no specific term and provides that Dr. Mallick is an at-will employee. The confirmatory employment letter supersedes all pre-existing agreements and understandings that Dr. Mallick may have entered into concerning his employment relationship with us. Dr. Mallick’s current annual base salary is $400,000 and he is eligible for a target annual cash bonus opportunity equal to 50% of his annual base salary for fiscal year 2022.
Matt Murphy
In connection with the Business Combination, we entered into a confirmatory employment letter with Mr. Murphy, our General Counsel. The confirmatory employment letter has no specific term and provides that Mr. Murphy is an at-will employee. The confirmatory employment letter supersedes all pre-existing agreements and understandings that Mr. Murphy may have entered into concerning his employment relationship with us. Mr. Murphy’s current annual base salary is $336,000 and he is eligible for a target annual cash bonus opportunity equal to 40% of his annual base salary for fiscal year 2022. In 2021, Mr. Murphy’s annual base salary was $305,000 and he was eligible for a target annual cash bonus opportunity equal to 40% of his annual base salary.
Equity Based Incentive Awards
Our equity-based incentive awards are designed to more closely align our interests and those of our stockholders with those of our employees and consultants, including our named executive officers. Our board of directors is responsible for approving equity grants to our employees and consultants, including our named executive officers. In 2021, stock option awards were the only form of equity awards we granted to our named executive officers. Prior to the closing of the Business Combination, Legacy Nautilus granted equity incentive awards under the terms of its 2017 Equity Incentive Plan (the “2017 Plan”), which was terminated in connection with the Business Combination. All options under the 2017 Plan were granted with an exercise price per share that was no less than the fair market value of a share of Legacy Nautilus common stock on the date of grant of such award. The terms of the 2017 Plan are described below under “—Legacy Nautilus 2017 Equity Incentive Plan.” Following the closing of the Business Combination, we granted equity incentive awards under the terms of our 2021 Equity Incentive Plan (the “2021 Plan”). Options under the 2021 Plan are granted with an exercise price equal to the closing price of the Company’s common stock in trading on the Nasdaq Global Select Market on the date of grant. The terms of the 2021 Plan are described below under “—2021 Equity Incentive Plan.”
Our stock option awards under both the 2017 Plan and the 2021 Plan generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “—Outstanding Equity Awards at Fiscal Year-End December 31, 2021” and “—Potential Payments Upon Termination or Change of Control.”
Potential Payments Upon Termination or Change of Control
Regardless of the manner in which a named executive officer’s service terminates, that named executive officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused vacation, as applicable.
Each of our named executive officers holds stock options granted subject to the general terms of the 2017 Plan or the 2021 Plan. A description of the termination and change in control provisions in the 2017 Plan and the 2021 Plan and applicable to the stock options granted to our named executive officers is provided below under “—Legacy Nautilus 2017 Equity Incentive Plan” and “—2021 Equity Incentive Plan.”
In connection with the Business Combination, we entered into a change in control and severance agreement (each, a “CIC Agreement”) with each of Mr. Patel, Dr. Mallick and Mr. Murphy, that our board of directors approved upon the closing of the Business Combination and that we assumed pursuant to the terms of each CIC Agreement, and which provide for certain severance and change in control benefits as summarized below.
Each CIC Agreement supersedes any prior agreement or arrangement that the named executive officer may have had with us that provides for severance or change in control payments and benefits.
Each CIC Agreement has an initial term of three years commencing on June 8, 2021, the business day immediately prior to the closing of the Business Combination. On the three-year anniversary of the effective date of the CIC Agreement, the agreement will renew automatically for additional one year terms unless either party provides the other party with written notice of nonrenewal at least ninety (90) days prior to the date of automatic renewal. However, if a change in control (as defined in the applicable CIC Agreement) occurs when there are fewer than twelve months remaining during the initial term or during an additional term, the term of the CIC Agreement will extend automatically through the date that is twelve months following the date of the change in control.
The CIC Agreements provide that if, other than during the period beginning three months before a change in control through the one-year anniversary of a change in control, or the CIC Period, the named executive officer’s employment with us is terminated either (x) by us without cause (as defined in the CIC Agreement, and excluding by reason of his or her death or disability) or (y) by the named executive officer for good reason (as defined in the CIC Agreement), then the named executive officer will receive the following severance payments and benefits if he or she timely executes and does not revoke a separation agreement and release of claims in our favor:
•A lump sum cash payment equal to 100% for Mr. Patel, or 50% for Dr. Mallick and Mr. Murphy, of the named executive officer’s base salary as in effect immediately before such termination; and
•Payment by us of the employer portion of the premiums required for continued coverage pursuant to COBRA under our group health, dental and vision care plans for the named executive officer and his or her eligible dependents for up to twelve months for Mr. Patel, or six months for Dr. Mallick and Mr. Murphy.

If, during the CIC Period, the named executive officer’s employment with us is terminated either (x) by us without cause (as defined in the CIC Agreement, and excluding by reason of his or her death or disability) or (y) by the named executive officer for good reason (as defined in the CIC Agreement), the named executive officer will receive the following severance payments and benefits if he or she timely executes and does not revoke a separation agreement and release of claims in our favor:
•A lump sum cash payment equal to 150% for Mr. Patel, or 100% for Dr. Mallick and Mr. Murphy, of the named executive officer’s base salary as in effect immediately before such termination or if greater, the base salary in effect immediately before the change in control;
•A lump sum cash payment equal to 150% for Mr. Patel, or 100% for Dr. Mallick and Mr. Murphy, of the named executive officer’s target bonus opportunity as in effect immediately before such termination or if greater, the target bonus opportunity in effect immediately before the change in control;
•Payment by us of the premiums required for continued coverage pursuant to COBRA under our group health, dental and vision care plans for the named executive officer and his or her eligible dependents for up to eighteen months for Mr. Patel, or twelve months for Dr. Mallick and Mr. Murphy; and
•100% accelerated vesting and exercisability of the outstanding and unvested equity awards (other than equity awards subject to performance-based vesting criteria) granted to the named executive officer.
Each CIC Agreement provides that, if any of the amounts provided for under a CIC Agreement or otherwise payable to the named executive officer would constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G and could be subject to the related excise tax, the named executive officer would receive (to the extent he or she is entitled to such receipt) either the full payment of benefits under the named executive officer’s CIC Agreement or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The CIC Agreements do not provide for any tax gross-ups in connection with a change in control.
Executive Incentive Compensation Plan
On June 9, 2021, we adopted the Incentive Plan. The Incentive Plan is administered by the compensation committee of our board of directors. The Incentive Plan allows us to grant incentive awards, generally payable in cash, to employees selected by the administrator, including our executive officers, based upon any performance goals that may be established by the administrator. The below is a summary of the terms of the Incentive Plan.
Under the Incentive Plan, the administrator determines any performance goals applicable to an award, which goals may include, without limitation, goals related to attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer renewals; customer retention rates from an acquired company, subsidiary, business unit or division; earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net taxes); earnings per share; expenses; financial milestones; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory milestones or regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; stock price; time to market; total stockholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; and individual objectives such as peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award. The administrator also may determine that a target award or portion of a target award will not have a performance goal associated with it but instead will be granted, if at all, as determined by the administrator.
The administrator of the Incentive Plan, in its sole discretion and at any time prior to the actual payment of an award, may increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to any bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any increase, reduction, or elimination on the basis of such factors as it deems relevant, and the administrator is not required to establish any allocation or weighting with respect to the factors it considers.
Actual awards generally will be paid in cash (or its equivalent) only after they are earned, and, unless otherwise determined by the administrator, a participant must be employed with us through the date the actual award is paid. The administrator of the Incentive Plan reserves the right to settle an actual award with a grant of an equity award under its then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as determined by the administrator. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in the Incentive Plan.
Awards under the Incentive Plan are subject to any clawback policy we or our parent or subsidiary corporations may establish or amend from time to time to comply with applicable laws, including without limitation, the listing standards of any national securities exchange or association on which our securities are listed. The administrator also may impose such other clawback, reduction, recovery, forfeiture, recoupment, reimbursement or reacquisition provisions with respect an award under the Incentive Plan as the administrator determines necessary or appropriate, including for example, reduction, cancellation, forfeiture or recoupment upon a termination of a participant’s status as an employee or other service provider for cause, or any specified action or inaction occurring before or after such termination of employment or other service, that would constitute cause for termination of a participant’s status as an employee or other service provider. Certain participants may be required to reimburse us for certain amounts paid under an award under the Incentive Plan in connection with certain accounting restatements we may be required to prepare due to our material noncompliance with any financial reporting requirements under applicable securities laws, as a result of misconduct.
The administrator of the Incentive Plan has the authority to amend, alter, suspend or terminate the Incentive Plan or any part of the Incentive Plan, at any time and for any reason, provided such action does not materially alter or materially impair the existing rights or obligations of any participant with respect to any earned awards. The Incentive Plan will remain in effect until terminated in accordance with its terms.
Benefits and Perquisites
We provide benefits to our executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; a flexible spending account; and a tax-qualified Section 401(k) plan for which no match is provided by us. We do not maintain any executive-specific benefit or perquisite programs.
Retirement Benefits
We maintain a 401(k) retirement savings plan, for the benefit of employees, including our executive officers, who satisfy certain eligibility requirements. The 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code and the applicable limits under the 401(k) plan, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. All of a participant’s contributions into the 401(k) plan are 100% vested when contributed. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan. We do not provide a match for participants’ elective contributions to the 401(k) plan, nor do we provide to employees, including our executive officers, any other retirement benefits, including without limitation any tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.
Legacy Nautilus 2017 Equity Incentive Plan
The 2017 Plan allowed Legacy Nautilus to provide incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units (each, an “award” and the recipient of such award, a “participant”) to any of Legacy Nautilus’ eligible employees, directors, and consultants of and any parent or subsidiary of Legacy Nautilus. The 2017 Plan was terminated as of one day prior to the closing of the Business Combination and we will not grant any additional awards under the 2017 Plan. However, the 2017

Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2017 Plan and assumed by us at the closing of the Business Combination.
As of December 31, 2021, and after giving effect to the closing of the Business Combination, stock options covering 6,517,358 shares of Common Stock were outstanding under the 2017 Plan.
Purposes of the 2017 Plan
The purposes of the 2017 Plan were to attract and retain personnel for positions with us, any parent or subsidiary; to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives were provided through the grant of equity awards, including stock options, as the administrator of the 2017 Plan determined.
Eligibility. The 2017 Plan provided for the grant of incentive stock options, within the meaning of Section 422 of the Code, to Legacy Nautilus’ employees and any of its parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, and stock appreciation rights to any of Legacy Nautilus’ employees, directors and consultants and any of its parents or subsidiaries.
Plan Administration. The 2017 Plan is administered by our board of directors or one or more of its committees. Different committees may administer the 2017 Plan with respect to different service providers. The administrator has all authority and discretion necessary or appropriate to administer the 2017 Plan and to control its operation, including the authority to construe and interpret the terms of the 2017 Plan and the awards granted under the 2017 Plan. The administrator’s decisions are final and binding on all participants and any other persons holding awards.
The administrator’s powers under the 2017 Plan include the power to determine the fair market value of stock subject to awards granted under the 2017 Plan, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2017 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), prescribe, amend and rescind rules relating to the 2017 Plan including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator’s powers also include the power to institute an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator or (iii) the exercise price of an outstanding award is reduced or increased.
Stock Options. Stock options have been granted under the 2017 Plan. The exercise price of options granted under the 2017 Plan generally must be equal to at least 100% of the fair market value of a share of our Common Stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our (or any of its parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of our Common Stock on the grant date. The administrator determines the methods of payment of the exercise price of an option, which may include cash, certain shares of our Common Stock, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement; provided generally that if such cessation is due to death or disability, the option will remain exercisable for at least six months and in all other cases, for at least 30 days, following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2017 Plan, the administrator determines the terms of options.
Non-Transferability of Awards. Unless the administrator provides otherwise, the 2017 Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate, subject to the limitations of the 2017 Plan.
Certain Adjustments. If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other of our securities, issuance of warrants or other rights to acquire our securities, other change in our corporate structure affecting the shares, or any similar equity restructuring transaction affecting the shares occurs, the administrator of the 2017 Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2017 Plan, will adjust the number and class of shares that may be delivered under the 2017 Plan and the number, class, and price of shares covered by each outstanding award. In the case of awards issued to California residents, the administrator will make such adjustments to an award required by Section 25102(o) of the California Corporations Code to the extent Nautilus is relying upon the exemption afforded thereby with respect to the award.
Dissolution or Liquidation. If there is a proposed liquidation or dissolution of our Company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.
Merger or Change or Control. The 2017 Plan provides that in the event of our merger or change in control, as defined in the 2017 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator may provide that awards granted under the 2017 Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash, other property or other consideration or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, or all awards of the same type, similarly.
In the event that the successor corporation does not assume or substitute for an award (or portion thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.
Amendment and Termination. As noted above, as of the day immediately prior to the closing of the Business Combination, the 2017 Plan terminated and we will not grant any additional awards under the 2017 Plan.
2021 Equity Incentive Plan
The following paragraphs provide a summary of the principal features of our 2021 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2021 Plan and is qualified in its entirety by the specific language of the 2021 Plan.
As of December 31, 2021, stock options covering 2,032,718 shares of Common Stock were outstanding under the 2021 Plan.
Purposes of the 2021 Plan
The purposes of the 2021 Plan are to attract and retain personnel for positions with us or any parent or subsidiary of ours; to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2021 Plan may determine.
Eligibility
The 2021 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any of its parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to our employees, directors and consultants of and employees and consultants of any of our parents or subsidiaries.

Authorized Shares
Subject to the adjustment provisions contained in the 2021 Plan and the evergreen provision described below, a total of 16,182,600 shares of our Common Stock were initially reserved for issuance pursuant to the 2021 Plan. In addition, the shares reserved for issuance under the 2021 Plan include any shares of our Common Stock subject to awards of stock options or other awards that were assumed in the Business Combination (or “assumed awards”) that, on or after the effective date of the Business Combination, are terminated, canceled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by us for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of shares that may be added to the 2021 Plan pursuant to this sentence is 7,500,000 shares). The number of shares available for issuance under the 2021 Plan also includes an annual increase, or the evergreen feature, on the first day of each of our fiscal years, beginning with our fiscal year 2022, equal to the least of:
•18,672,200 shares of our Common Stock;
•a number of shares equal to 5% of the outstanding shares of our Common Stock as of the last day of the immediately preceding fiscal year; or
•such number of shares as our board of directors or its designated committee may determine no later than the last day of our immediately preceding fiscal year.
On January 1, 2022, the number of shares available under the 2021 Plan increased by 6,215,154 shares pursuant to this feature.
Shares issuable under the 2021 Plan will be authorized, but unissued, or reacquired shares of our Common Stock. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program (as described below), or, with respect to restricted stock, restricted stock units, or performance awards, is forfeited to or repurchased due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2021 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2021 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2021 Plan. Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan; except if shares issued pursuant to awards of restricted stock, restricted stock units, or performance awards are repurchased or forfeited, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or satisfy the tax liabilities or withholding obligations related to an award (which withholdings may be in amounts greater than the minimum statutory amount required to be withheld as determined by the administrator of the 2021 Plan) will become available for future grant or sale under the 2021 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2021 Plan.
If any dividend or other distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of our shares or other securities, issuance of warrants or other rights to acquire our securities, other change in our corporate structure affecting the shares, or any similar equity restructuring transaction affecting our shares occurs (other than any ordinary dividends or other ordinary distributions), the administrator of the 2021 Plan, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan; the number, class, and price of shares covered by each outstanding award; and the numerical share limits contained in the 2021 Plan.
Plan Administration
Our board of directors or one or more committees appointed by our board of directors has authority to administer the 2021 Plan. The compensation committee of our board of directors initially will administer the 2021 Plan. In addition, to the extent it is desirable to qualify transactions under the 2021 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2021 Plan, the administrator has the power to administer the 2021 Plan and make all determinations deemed necessary or advisable for administering the 2021 Plan, including but not limited to, the power to determine the fair market value of our Common Stock, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the 2021 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2021 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2021 Plan, including creating sub-plans, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator also has the authority to allow participants the opportunity under an exchange program to transfer outstanding awards granted under the 2021 Plan to a financial institution or other person or entity selected by the administrator, and to institute an exchange program by which outstanding awards granted under the 2021 Plan may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award granted under the 2021 Plan is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants and will be given the maximum deference permitted by applicable law.
Stock Options
Stock options may be granted under the 2021 Plan. The exercise price of options granted under the 2021 Plan generally must be equal to at least 100% of the fair market value of a share of our Common Stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our (or any of our parent’s or subsidiary’s) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a share of our Common Stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, certain shares of our Common Stock, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the option will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the terms of options.
Stock Appreciation Rights
Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our Common Stock between the exercise date and the date of grant. The term of a stock appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the stock appreciation rights will remain exercisable for six months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our Common Stock, or a combination of both, except that the per-share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right generally will be no less than 100% of the fair market value per share on the date of grant.
Restricted Stock
Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares of our Common Stock that may have vesting requirements under any such terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2021 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator may determine that an award of restricted stock will not be subject to any period of restriction and consideration for such award is paid for by past services rendered as a service provider. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant, unless the administrator provides otherwise. If such dividends are paid in shares, the shares will be subject to the same restrictions on transferability and forfeitability as the share of restricted stock with respect to which they were paid. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.
Restricted Stock Units
Restricted stock units (or “RSUs”) may be granted under the 2021 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our Common Stock. Subject to the provisions of the 2021 Plan, the administrator determines the terms and conditions of restricted stock units, including any vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
Performance Awards
Performance awards may be granted under the 2021 Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or stock. Each performance award will have an initial value that is determined by the administrator. Subject to the terms and conditions of the 2021 Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.
Non-Employee Directors
All outside (non-employee) directors are eligible to receive all types of awards (except for incentive stock options) under the 2021 Plan. The 2021 Plan provides that in any given fiscal year, no outside director may be granted any equity awards (including equity awards under the 2021 Plan) (the value of which will be based on their grant date fair value) and be provided any other compensation (including without limitation any cash retainers and fees) that in the aggregate exceed $750,000, provided that in the fiscal year of the individual’s initial service as a non-employee director, such amount is increased to $1,000,000. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the 2021 Plan will be determined according to U.S. GAAP. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the 2021 Plan in the future.
Non-Transferability of Awards
Unless the administrator provides otherwise, the 2021 Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.
Dissolution or Liquidation
If there is a proposed liquidation or dissolution of our company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.
Merger or Change in Control
The 2021 Plan provides that in the event of a merger or change in control, as defined in the 2021 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator may provide that awards granted under the 2021 Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash, other property or other consideration or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.
If a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award (or a portion of such award), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period before the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement authorized by the administrator with the participant. The award (or its applicable portion) will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.
If awards granted to a non-employee director while such individual was a non-employee director are assumed or substituted for in the merger or change in control and the service of such non-employee director is terminated (other than upon his or her voluntary resignation that does not include a resignation at the request of the acquirer) on or following the merger or change in control, all such awards will fully vest, all restrictions on such awards will lapse, all performance goals or other vesting criteria applicable to such awards will be deemed achieved at 100% of target levels and such awards will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement authorized by the administrator with the non-employee director.
Forfeiture and Clawback
Awards will be subject to any clawback policy of which we are required to adopt to comply with the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return or reimburse us for all or a portion of the award and any amounts paid under the award in order to comply with any of our clawback policies as described in the first sentence of this paragraph or with applicable laws.
Amendment or Termination
The 2021 Plan became effective on June 9, 2021 and will continue in effect until terminated by the administrator. However, no incentive stock options may be granted after the ten year anniversary of the adoption of the 2021 Plan by our board of directors, and the evergreen feature of the 2021 Plan will terminate following the increase on the first day of the 2031 fiscal year. In addition, the administrator has the authority to amend, suspend, or terminate the 2021 Plan or any part of the 2021 Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent.
2021 Employee Stock Purchase Plan
The following is a summary of the principal features of our 2021 Employee Stock Purchase Plan (the “ESPP”) and its operation.
Purpose
The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of our Common Stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP permits the administrator of the ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance
The maximum number of shares of our Common Stock that are available for issuance under the ESPP was initially 1,244,900 shares of our Common Stock. The number of shares of our Common Stock available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to the least of (a) 3,734,500 shares of our Common Stock, (b) a number of shares of our Common Stock equal to 1% of the outstanding shares of all classes of our Common Stock on the last day of the immediately preceding fiscal year, or (c) an amount determined by the administrator. Shares issuable under the ESPP will be authorized, but unissued, or reacquired shares of our Common Stock. On January 1, 2022, the number of shares available under the ESPP increased by 1,243,030 shares pursuant to this feature.
Administration
Our board of directors or a committee appointed by our board has authority to administer the ESPP. Unless and until determined otherwise by our board of directors, the compensation committee of our board of directors will administer the ESPP. The administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, delegate ministerial duties to any of our employees, designate separate offerings under the ESPP, designate our subsidiaries as participating in the ESPP, determine eligibility, adjudicate all disputed claims filed under the ESPP and establish procedures that it deems necessary or advisable for the administration of the ESPP, including, but not limited to, adopting such procedures, sub-plans and appendices to the enrollment agreement as are necessary or appropriate to permit participation in the ESPP by employees who are non-U.S. nationals or employed outside the U.S. The administrator’s findings, decisions and determinations will be final and binding on all participants to the maximum extent permitted by law.
Eligibility
Generally, any of our employees will be eligible to participate in our ESPP if they are customarily employed by us or any of our participating subsidiaries for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, before an enrollment date for all options granted on such enrollment date in an offering, may determine that an employee who (a) has not completed at least two years of service (or a lesser period of time determined by the administrator) since the employee’s last hire date, (b) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (c) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (d) is a highly compensated employee within the meaning of Code Section 414(q) or (e) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or who is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is not eligible to participate in an offering. However, an employee may not be granted an option to purchase stock under our ESPP if the employee (a) immediately after the grant, would own stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of ours or any parent or subsidiary of ours; or (b) holds rights to purchase stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year during which his or her right to purchase shares is outstanding at any time.
Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of our Common Stock. Participation ends automatically upon termination of employment with us (or our participating subsidiaries).
Offering Periods and Purchase Periods
The ESPP includes a component, or the “423 Component,” that is intended to qualify as an “employee stock purchase plan” under Code Section 423, and a component that does not comply with Code Section 423, or the “Non-423 Component.” For purposes of this summary, a reference to the ESPP generally will mean the terms and operations of the 423 Component.
The ESPP provides for offering periods with a duration and start and end dates as determined by the administrator, provided that no offering period will have a duration exceeding 27 months. Unless determined otherwise by the administrator, each offering period will have one purchase period with the same duration as the offering period. The administrator is authorized to change the duration of future offering periods and purchase periods under the ESPP, including the starting and ending dates of offering periods and purchase periods and the number of purchase periods in any offering periods. Unless determined otherwise by the administrator and to the extent an offering period provides for more than one purchase date in such offering period, if the fair market value of a share of our Common Stock on a purchase date is less than the fair market value of a share of our Common Stock on the first trading day of the offering period, participants in that offering period will be withdrawn from that offering period following their purchase of shares on such purchase date and automatically will be enrolled in a new offering period.
Contributions
The ESPP permits participants to purchase shares of our Common Stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for overtime and shift premium, incentive compensation, bonuses, commissions, equity compensation and other similar compensation. The administrator may change the compensation eligible for contribution under the ESPP on a uniform and nondiscriminatory basis for future offering periods.
Exercise of Purchase Right
Amounts deducted and accumulated by a participant under the ESPP are used to purchase shares of our Common Stock at the end of each purchase period. The purchase price of the shares will be 85% of the lower of (a) the fair market value of a share of our Common Stock on the first trading day of the offering period or (b) the fair market value of a share of our Common Stock on the exercise date. A participant will be permitted to purchase a maximum of 1,250 shares during each offering period, provided that the administrator may increase or decrease such maximum number of shares for each purchase period or offering period. Until shares of our Common Stock are issued (as evidenced by the appropriate entry on our books or the books of a duly authorized transfer agent of ours) to a participant, the participant will have only rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder with respect to such shares.
Termination of Participation
Participation in the ESPP generally will terminate when a participating employee’s employment with us or a participating subsidiary ceases for any reason, the employee withdraws from the ESPP or we terminate or amend the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, in general the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.
Non-Transferability
A participant will not be permitted to transfer the contributions credited to his or her ESPP account or rights granted under the ESPP, other than by will or the laws of descent and distribution.
Certain Adjustments
The ESPP provides that in the event that any dividend or other distribution (whether in the form of cash, our Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of our Common Stock or other of our securities or other change in our corporate structure affecting our Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator will make adjustments to the number and class of shares that may be delivered under the ESPP and/or the purchase price per share and number of shares covered by each option granted under the ESPP that has not yet been exercised, and the numerical share limits under the ESPP.
Dissolution or Liquidation
In the event of our proposed dissolution or liquidation, any offering period in progress will be shortened by setting a new purchase date and will terminate immediately before the completion of such proposed transaction, unless determined otherwise by the administrator.

Merger or Change in Control
In the event of a merger or our change in control, as defined in the ESPP, a successor corporation may assume or substitute for each outstanding option. If the successor corporation does not assume or substitute for the options, the offering period then in progress under the ESPP will be shortened, and a new exercise date will be set to occur before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.
Amendment; Termination
The administrator will have the authority to modify, amend, suspend or terminate the ESPP except that, subject to certain exceptions described in the ESPP, no such action may adversely affect any outstanding rights to purchase shares of our Common Stock under the ESPP. The ESPP will terminate automatically on June 9, 2041, unless we terminate it earlier.
Equity Compensation Plan Information
The following table provides information as of December 31, 2021 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
2017 Plan (1)	6,517,358	$3.49	0
2021 Plan (2)	2,032,718	$8.38	14,481,463
ESPP (3)	0	$0.00	1,244,900
Equity compensation plans not approved by security holders	0	$0.00	0
Total	8,550,076	$4.66	15,726,363
________________________
(1)The Legacy Nautilus board of directors adopted, and Legacy Nautilus stockholders approved, the 2017 Plan. The 2017 Plan was terminated as of one day prior to the closing of the Business Combination and we will not grant any additional awards under the 2017 Plan. However, the 2017 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2017 Plan and assumed by us at the closing of the Business Combination.
(2)Our board of directors adopted, and our stockholders approved, the 2021 Plan. The 2021 Plan provides that the number of shares available for issuance under the 2021 Plan will be increased on the first day of each fiscal year beginning with the 2022 fiscal year, in an amount equal to the least of (i) 18,672,000 shares, (ii) five percent (5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our board of directors may determine. On January 1, 2022, the number of shares available under the 2021 Plan increased by 6,215,154 shares pursuant to this feature. In addition, the shares reserved for issuance under the 2021 Plan include any shares of our Common Stock subject to awards of stock options or other awards that were assumed in the Business Combination (or “assumed awards”) that, on or after the effective date of the Business Combination, are terminated, canceled, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by us for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of shares that may be added to the 2021 Plan pursuant to this provision is 7,500,000 shares).
(3)Our board of directors adopted, and our shareholders approved, the ESPP. The ESPP provides that the number of shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2022 fiscal year, in an amount equal to the least of (i) 3,734,500 shares, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the administrator may determine. On January 1, 2022, the number of shares available under the ESPP increased by 1,243,030 shares pursuant to this feature.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of Common Stock as of April 18, 2022 by:
•each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock;
•each of our named executive officers and our directors; and
•all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of stock options, within 60 days of April 18, 2022. Shares subject to options that are currently exercisable or exercisable within 60 days of April 18, 2022 are considered outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to us, we believe that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the business address of each of the directors and executive officers of New Nautilus is 2701 Eastlake Avenue East, Seattle, WA 98102. The percentage of beneficial ownership of New Nautilus is calculated based on 124,456,653 shares of Common Stock outstanding as of April 18, 2022.

Name and Address of Beneficial Owners	Number of Shares	%
Sujal Patel(1)	17,271,842	13.8%
Parag Mallick(2)	20,834,563	16.7%
Matthew Murphy(3)	129,376	*
Melissa Epperly(4)	32,248	*
Matthew McIlwain(5)	6,516,125	5.2%
Farzad Nazem(6)	1,924,426	1.5%
Vijay Pande(7)	36,280	*
Matthew L. Posard(8)	381,752	*
Michael Altman(9)	4,161,311	3.3%
Karen Akinsanya(10)	5,888	*
All directors and officers as a group (14 persons)(11)	52,096,700	41.3%
Five Percent Holders:
Perceptive Life Sciences Master Fund Ltd.(12)	9,111,151	7.3%
Entities affiliated with Andreessen Horowitz(13)	17,653,917	14.2%
Entities affiliated with Vulcan Capital(14)	7,172,985	5.8%
Entities affiliated with Madrona Ventures(15)	6,516,125	5.2%
________________________
*Less than 1%
(1)Consists of (i) 9,914,488 shares held by Mr. Patel, (ii) 5,280,476 shares held by PFV I, LLC, (iii) 1,814,035 shares held by the Sujal Patel 2020 Children's Trust, u/a/d December 3, 2020 (the “Patel Trust”) and (iv) 262,843 shares subject to options held by Mr. Patel exercisable withing 60 days of April 18, 2022. Mr. Patel is the manager of PFV I, LLC and a trustee of the Patel Trust and as such has voting and investment control over the shares held by PFV I, LLC and the Patel Trust. Mr. Patel disclaims, for purposes of Section 16 of the Securities Exchange Act of 1934, beneficial ownership of the securities held by the Patel Trust, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that Mr. Patel is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.
(2)Consists of (i) 20,479,892 shares held by Dr. Mallick, (ii) 200,000 shares held by The Dream Finder Foundation, and (iii) 154,671 shares subject to options held by Dr. Mallick exercisable within 60 days of April 18, 2022. Dr. Mallick has voting and investment control over the shares held by The Dream Finder Foundation. Dr. Mallick disclaims, for purposes of Section 16 of the Securities Exchange Act of 1934, beneficial ownership of the securities held by The Dream Finder Foundation, except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that Dr. Mallick is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.
(3)Consists of (i) 34,140 shares held by the Murphy Family Trust and (ii) 95,236 shares subject to options held by Mr. Murphy exercisable within 60 days of April 18, 2022. Mr. Murphy is the trustee of the Murphy Family Trust and as such has voting and investment control over shares held by the Murphy Family Trust.

(4)Consists of shares subject to options held by Ms. Epperly exercisable within 60 days of April 18, 2022.
(5)Consists of the shares set forth in footnote 14 below.
(6)Consists of (i) 1,888,146 shares held by HAND Capital, LLC and (ii) 36,280 shares subject to options held by Mr. Nazem exercisable within 60 days of April 18, 2022. Mr. Nazem is the manager of HAND Capital, LLC and as such has voting and investment power over the shares held by HAND Capital, LLC.
(7)Mr. Pande has no voting or investment control over the shares held by entities affiliated with Andreessen Horowitz that are included in footnote 12 below.
(8)Consists of (i) 50,000 shares held by Mr. Posard, (ii) 100,000 shares held by the Matthew and Elizabeth Posard Trust and (iii) 231,752 shares subject to options held by Mr. Posard exercisable within 60 days of April 18, 2022. Mr. Posard is the trustee of the Matthew and Elizabeth Posard Trust and as such has voting and investment control over shares held by the Matthew and Elizabeth Posard Trust.
(9)Consists of (i) 4,146,500 shares held in the name of ARYA’s sponsor, ARYA Sciences Holdings III, a Cayman Islands exempted limited company (“ARYA’s Sponsor”) and (ii) 14,811 shares subject to options held by Mr. Altman exercisable within 60 days of April 18, 2022. ARYA’s Sponsor is governed by a board of directors consisting of two directors, Messrs. Stone and Altman. As such, Messrs. Stone and Altman have voting and investment discretion with respect to the shares held of record by ARYA’s Sponsor and may be deemed to have shared beneficial ownership of such shares. The address for the persons and entities set forth herein is 51 Astor Place, 10th Floor, New York, NY 10003.
(10)Consists of shares subject to options held by Ms. Akinsanya exercisable within 60 days of April 18, 2022.
(11)Consists of (i) 50,420,022 shares beneficially owned by the directors and officers and (ii) 1,676,678 shares subject to options held by the directors and officers exercisable within 60 days of April 18, 2022.
(12)Shares held by Perceptive Life Sciences Master Fund Ltd. (the “Master Fund”). Perceptive Advisors LLC (the “Advisor”) serves as the investment manager of Master Fund. Joseph Edelman is the managing member of the Advisor. Each of Mr. Edelman and the Advisor disclaims, for purposes of Section 16 of the Securities Exchange Act of 1934, beneficial ownership of such securities, except to the extent of his/its indirect pecuniary interest therein, and this report shall not be deemed an admission that either Mr. Edelman or the Advisor is the beneficial owner of such securities for purposes of Section 16 or for any other purposes. The address for the persons and entities set forth herein is 51 Astor Place, 10th Floor, New York, NY 10003.
(13)Consists of (i) 16,298,006 shares held by AH Bio Fund II, L.P., for itself and as nominee for AH Bio Fund II-B, L.P. (collectively, the “AH Bio Fund II Entities”) and (ii) 1,355,911 shares held by Andreessen Horowitz LSV Fund II, L.P., for itself and as nominee for Andreessen Horowitz LSV Fund II-B, L.P. and Andreessen Horowitz LSV Fund II-Q, L.P. (collectively, the “AH LSV Fund II Entities”). AH Equity Partners Bio II, L.L.C. (“AH EP Bio II”), the general partner of the AH Bio Fund II Entities, may be deemed to have sole voting and dispositive power over the shares held by the AH Bio Fund II Entities. AH Equity Partners LSV II, L.L.C. (“AH EP LSV II”), the general partner of the AH LSV Fund II Entities, may be deemed to have sole voting and dispositive power over the shares held by the AH LSV Fund II Entities. The managing members of each of AH EP Bio II and AH EP LSV II are Marc Andreessen and Ben Horowitz, and each of them may be deemed to hold shared voting and dispositive power over the shares held by the AH Bio Fund II Entities and AH LSV Fund II Entities. Shares held by each of these entities include shares that may be subsequently sold by each of Marc Andreessen, Ben Horowitz and Vijay Pande, a member of Nautilus’ board of directors, following in-kind distributions of shares by these entities. The address for the persons and entities set forth herein is 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025.
(14)Consists of (i) 3,586,493 shares held by Vulcan Capital Holdings Columbia LLC (“VCHC”) and (ii) 3,586,492 shares held by VCVC V LLC (“VCVC”). VCVC Management V LLC (“VCVC Management”) serves as the Manager of VCVC and Cougar Investment Holdings LLC (“Cougar”) serves as the Managing Member of VCVC Management. VCHC Management LLC (“Vulcan Capital Management”) serves as the Manager of VCHC and Cougar serves as the Managing Member of Vulcan Capital Management. Cougar has sole voting and dispositive power over the shares held by VCHC and VCVC. Each of VCVC Management, Vulcan Capital Management and Cougar disclaims, for purposes of Section 16 of the Securities Exchange Act of 1934, beneficial ownership of such securities, except to the extent of its indirect pecuniary interest therein, and this report shall not be deemed an admission that any of VCVC Management, Vulcan Capital Management or Cougar is the beneficial owner of such securities for purposes of Section 16 or for any other purposes. The address for the foregoing entities is 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.
(15)Consists of (i) 5,798,394 shares held by Madrona Venture Fund VI, LP (“Madrona Fund VI”), (ii) 222,376 shares held by Madrona Venture Fund VI-A, LP (“Madrona Fund VI-A”), (iii) 459,075 shares held by Mr. McIlwain and (iv) 36,280 shares subject to options held by Mr. McIlwain exercisable within 60 days of April 18, 2022. Madrona Investment Partners VI, L.P. (“Madrona Partners VI”) is the general partner of each of Madrona Fund VI and Madrona Fund VI-A, and Madrona VI General Partner, LLC (“Madrona VI LLC”) is the general partner of Madrona Partners VI. Matthew McIlwain, together with Tom Alberg, Paul Goodrich, Scott Jacobson, Len Jordon, Tim Porter, and Soma Somasegar are the managing members of Madrona VI LLC, and each may be deemed to share voting and investment power over the securities held by Madrona Fund VI and Madrona Fund VI-A. Each of such individuals disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein. The address for the persons and entities set forth herein is 999 Third Avenue, 34th Floor, Seattle, WA.
Please see the sections titled “Executive Compensation” and “Related Person Transactions” appearing elsewhere in this proxy statement for information regarding material relationships with our principal securityholders within the past two years.

RELATED PERSON TRANSACTIONS
Described below are any transactions occurring since January 1, 2020 and any currently proposed transactions to which we or either of ARYA or Legacy Nautilus was a party and in which:
•the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our, ARYA or Legacy Nautilus’ total assets, as applicable, at year-end for the last two completed fiscal years; and
•a director, executive officer, holder of more than 5% of the outstanding capital stock of us, ARYA or Legacy Nautilus, or any member of such person’s immediate family had or will have a direct or indirect material interest.
Series B Preferred Stock Issuance
In April and May 2020, Legacy Nautilus issued and sold an aggregate of 6,109,232 shares of its Series B preferred stock (before giving effect to the exchange upon consummation of the Business Combination) at a purchase price of $12.45 per share (before giving effect to the exchange upon consummation of the Business Combination) for an aggregate purchase price of $76.1 million.
Purchasers of Legacy Nautilus’ Series B preferred stock included stockholders that beneficially owned more than 5% of Legacy Nautilus’ outstanding capital stock at the time of such transaction and/or were represented on Legacy Nautilus’ board of directors at the time of the transaction. The following table presents the number of shares and the total purchase price paid by these entities (in each case before giving effect to the exchange upon consummation of the Business Combination).

Investor	Shares of Series B Preferred Stock	Total Purchase Price ($)
Entities affiliated with Vulcan Capital(1)	1,606,426	20,000,004
Entities affiliated with Madrona Venture Fund VI(2)	963,855	11,999,995
AH Bio Fund II, L.P.(3)	803,212	9,999,989
PFV I, LLC(4)	24,096	299,995
HAND Capital, LLC (5)	24,096	299,995
________________________
(1)Stuart Nagae was a member of Legacy Nautilus’ board of directors and is an affiliate of Vulcan Capital.
(2)Matthew McIlwain is a member of our board of directors and was a member of Legacy Nautilus’ board of directors and is an affiliate of Madrona Venture Fund VI. .
(3)Vijay Pande is a member of our board of directors and was a member of Legacy Nautilus’ board of directors and is an affiliate of Andreessen Horowitz.
(4)Sujal Patel is a member of our board of directors and was a member of Legacy Nautilus’ board of directors and is the manager of PFV I, LLC.
(5)Farzad Nazem is a member of our board of directors and was a member of Legacy Nautilus’ board of directors and is the manager of HAND Capital, LLC.
Legacy Nautilus Registration Rights Agreement
Legacy Nautilus was party to an amended and restated registration rights agreement with certain holders of its capital stock, including, among others, AH Bio Fund II, L.P., entities affiliated with Vulcan Capital, entities affiliated with Madrona Venture Fund VI, PFV I, LLC (an affiliate of Sujal Patel, Chief Executive Officer, President and a director of Nautilus) and HAND Capital, LLC (an affiliate of Farzad Nazem, a director of Nautilus). Under Legacy Nautilus’ amended and restated registration rights agreement, certain holders of Legacy Nautilus’ capital stock had the right to demand that Legacy Nautilus file a registration statement or request that their shares of capital stock be covered by a registration statement that Legacy Nautilus is otherwise filing. Upon the consummation of the Business Combination, Legacy Nautilus’ amended and restated registration rights agreement terminated.
Voting Agreement
Legacy Nautilus was party to an amended and restated voting agreement, as amended, with certain holders of its capital stock, including, among others, Sujal Patel, our, and previously Legacy Nautilus’ Chief Executive Officer, President and director, Parag Mallick, our, and previously Legacy Nautilus’ Chief Scientist and director, AH Bio Fund II, L.P., entities affiliated with Vulcan Capital, entities affiliated with Madrona Venture Fund VI, PFV I, LLC (an affiliate of Mr.

Patel) and HAND Capital, LLC (an affiliate of Farzad Nazem, a director of ours, and, prior to that, of Legacy Nautilus). The parties to the voting agreement agreed, subject to certain conditions, to vote the shares of Legacy Nautilus capital stock held by them so as to maintain the size of the Legacy Nautilus’ board of directors at 9 and to elect the following individuals as directors: (1) one individual designated by a majority-in-interest of the holders of Legacy Nautilus’ Series Seed Preferred Stock, (2) one individual designated by AH Bio Fund II, L.P., (3) one individual designated by entities affiliated with Vulcan Capital, (4) two individuals designated by a majority-in-interest of certain holders of Legacy Nautilus’ common stock, (5) one individual who is an independent outside industry expert approved unanimously by the other members of Legacy Nautilus’ board of directors, (6) one individual who is an independent outside industry expert approved by the majority of the members of Legacy Nautilus’ board of directors, and (7) two individuals designated by a majority of the other members of Legacy Nautilus’ board of directors.
Upon the consummation of the Business Combination, the obligations of the parties to the voting agreement to vote their shares so as to elect these nominees, as well as the other rights and obligations under this agreement, terminated and none of Legacy Nautilus’ stockholders have any special rights regarding the nomination, election or designation of members of our board of directors pursuant to such agreement. Legacy Nautilus’ certificate of incorporation as in effect prior to the consummation of the Business Combination contained provisions regarding election of members of the board of directors that corresponded to the amended and restated voting agreement; however, such provisions were removed in the certificate of incorporation that became effective in connection with the consummation of the Business Combination.
Indemnification Agreements
Legacy Nautilus entered into indemnification agreements with its directors and executive officers and we have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Certificate of Incorporation and our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request.
The limitation of liability and indemnification provisions in our Certificate of Incorporation and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and executive officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and executive officers pursuant to these indemnification provisions.
Stock Transfer Agreement
On February 7, 2021, Legacy Nautilus, Parag Mallick, our, and previously Legacy Nautilus’, Chief Scientist and director, and certain holders of Legacy Nautilus capital stock or their affiliates entered into a Stock Transfer Agreement pursuant to which Dr. Mallick transferred and sold an aggregate total of 147,275 shares (before giving effect to the exchange upon consummation of the Business Combination) to the purchasers party thereto at a price per share of $33.95 (before giving effect to the exchange upon consummation of the Business Combination) for aggregate gross proceeds of $4,999,986.25. Legacy Nautilus did not purchase any of the shares sold by Dr. Mallick pursuant to the agreement and was a party to the agreement solely for the purpose of acknowledging the transfer and waiving certain restrictions on transfer governing the shares set forth in the existing Legacy Nautilus shareholder agreements and governing documents. Purchasers in the transaction included stockholders that beneficially owned more than 5% of Legacy Nautilus’ outstanding capital stock at the time of such transaction and/or were represented on Legacy Nautilus’ board of directors at the time of the transaction. The following table presents the number of shares and the total purchase price paid by these entities.

Investor	Shares of Nautilus Common Stock	Total Purchase Price ($)
Andreessen Horowitz LSV Fund II, LP, for itself and as nominee for Andreessen Horowitz LSV Fund II-B, L.P. and Andreessen Horowitz LSV Fund II-Q, L.P.(1)	74,490	2,528,936
Entities affiliated with Vulcan Capital(2)	26,638	904,360
Entities affiliated with Madrona Venture Fund VI(3)	23,448	796,060
HAND Capital, LLC(4)	8,163	277,134
________________________
(1)Vijay Pande is a member of our board of directors and was a member of Legacy Nautilus’ board of directors and is an affiliate of Andreessen Horowitz.
(2)Stuart Nagae was a member of Legacy Nautilus’ board of directors and is an affiliate of Vulcan Capital.
(3)Matthew McIlwain is a member of our board of directors and was a member of Legacy Nautilus’ board of directors and is an affiliate of Madrona Venture Fund VI.
(4)Farzad Nazem is a member of our board of directors and was a member of Legacy Nautilus’ board of directors and is the manager of HAND Capital, LLC.
PIPE Subscription Agreements
In connection with the execution of the Business Combination Agreement, effective as of February 7, 2021, ARYA entered into the Subscription Agreements (each, a “Subscription Agreement”) with the Perceptive PIPE Investor and certain other PIPE investors (the “Other PIPE Investors,” and the Other PIPE Investors, together with the Perceptive PIPE Investor, the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and ARYA agreed to issue and sell to the PIPE Investors, an aggregate of 20,000,000 shares of our Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $200 million. The Perceptive PIPE Investor funded $55 million in the PIPE Financing. The shares of our Common Stock issued pursuant to the Subscription Agreements were not registered under the Securities Act and were issued in reliance of the exemption provided in Section 4(a)(2) of the Securities Act. We granted the PIPE Investors certain registration rights in connection with the PIPE Financing requiring us to file and maintain an effective resale registration statement with respect to the PIPE Shares for the benefit of the PIPE Investors. The Other PIPE Investors include stockholders that beneficially owned more than 5% of Legacy Nautilus’ outstanding capital stock at the time of entering into the applicable Subscription Agreement and/or were represented on Legacy Nautilus’ board of directors at such time. The following table presents the number of shares purchased and the total purchase price paid by these individuals and entities, as well as the Perceptive PIPE Investor. In addition to such individuals and entities, as set forth below, funds affiliated with BAIN Capital Life Sciences Investors, LLC, previously a holder of more than 5% of ARYA’s outstanding capital stock, purchased $10,000,000 of our Common Stock in the PIPE Financing.

Investor	Shares Purchased	Total Purchase Price ($)
Andreessen Horowitz LSV Fund II, LP, for itself and as nominee for Andreessen Horowitz LSV Fund II-B, L.P. and Andreessen Horowitz LSV Fund II-Q, L.P.(1)	1,085,656	10,856,560
Entities affiliated with Vulcan Capital(2)	1,248,113	12,481,130
Entities affiliated with Madrona Venture Fund VI(3)	1,258,945	12,589,450
HAND Capital, LLC(4)	72,286	722,860
Matthew Posard (5)	100,000	1,000,000
Perceptive PIPE Investor (6)	5,500,000	55,000,000
Entities affiliated with BAIN Capital Life Sciences Investors, LLC (7)	1,000,000	10,000,000
________________________
(1)Vijay Pande is a member of our board of directors and was a member of Legacy Nautilus’ board of directors and is a representative of Andreessen Horowitz.
(2)Stuart Nagae was a member of Legacy Nautilus’ board of directors and is a representative of Vulcan Capital.
(3)Matthew McIlwain is a member of our board of directors and was a member of Legacy Nautilus’ board of directors and is a representative of Madrona Venture Fund VI.
(4)Farzad Nazem is a member of our board of directors and was a member of Legacy Nautilus’ board of directors and is the manager of HAND Capital, LLC.
(5)Mr. Posard is a member of our board of directors and was a member of Legacy Nautilus’ board of directors.

(6)Michael Altman is a member of our board of directors, was a member of ARYA’s board of directors, and is a representative of the Perceptive PIPE Investor.
(7)Entities affiliated with BAIN Capital Life Sciences Investors, LLC beneficially owned greater than 5% of ARYA’s outstanding capital stock prior to the closing of the Business Combination.
The closing of the PIPE Financing was contingent upon, among other customary closing conditions, the substantially concurrent closing of the Business Combination. The purpose of the PIPE Financing was to raise additional capital for use by us following the Business Combination.
Stockholder Support Agreements
On February 7, 2021, ARYA entered into the Transaction Support Agreements with the Perceptive PIPE Investor and certain other holders of Legacy Nautilus’ capital stock, including Sujal Patel, our, and previously Legacy Nautilus’ Chief Executive Officer, President and director, Parag Mallick, our, and previously Legacy Nautilus’ Chief Scientist and director, entities affiliated with Andreessen Horowitz, and entities affiliated with Vulcan Capital, pursuant to which such holders agreed, among other things, to (i) support and vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), and (ii) be bound by certain other covenants and agreements related to the Business Combination, including a restriction on transfers with respect to his, her or its shares in Legacy Nautilus prior to the closing of the Business Combination.
Legacy Nautilus Policies for Approval of Related Party Transactions
Legacy Nautilus’ board of directors reviewed and approved transactions with directors, officers and holders of 5% or more of its capital stock and their affiliates, each a related party. Prior to this transaction, the material facts as to the related party’s relationship or interest in the transaction were disclosed to its board of directors prior to their consideration of such transaction, and the transaction was not considered approved by Legacy Nautilus’ board of directors unless a majority of the directors who were then not interested in the transaction approved the transaction. Further, when stockholders were entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction were disclosed to the stockholders, who had to approve the transaction in good faith.
Our Policies and Procedures for Related Party Transactions
Our board of directors has adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•the risks, costs, and benefits to us;
•the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•the terms of the transaction;
•the availability of other sources for comparable services or products; and

•the terms available to or from, as the case may be, unrelated third parties.
Our audit committee will approve only those transactions that it determines are fair to us and in our best interests. All of the transactions described above were entered into prior to the adoption of such policy.

OTHER MATTERS
Stockholder Proposals or Director Nominations for 2023 Annual Meeting
If a stockholder would like us to consider including a proposal in our proxy statement for our 2023 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before January 2, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Nautilus Biotechnology, Inc.
Attention: Corporate Secretary
2701 Eastlake Avenue East
Seattle, Washington 98102
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2023 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Pacific time, on February 14, 2023, and
•no later than 5:00 p.m., Pacific time, on March 16, 2023.
In the event that we hold our 2023 annual meeting more or less than 25 days after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than 8:00 a.m., Pacific time, on the 120th day prior to the day of our 2023 annual meeting, and
•no later than 5:00 p.m., Pacific time, on the 10th day following the day on which public announcement of the date of the annual meeting is first made by us.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.
Availability of Bylaws
A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of our common stock, file reports of ownership and changes in ownership with the SEC. Based on our review of such filings and written representations from certain reporting persons that no Form 5 is required, we believe that during the fiscal year ended December 31, 2021, all directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except that Matthew Murphy filed a late Form 4 on August 4, 2021, to report an option granted to Mr. Murphy on June 14, 2021. The late filings were due to administrative oversight by the Company’s stock administration.
In making these statements, we have relied upon examination of the filings made with the SEC and the written representations of our directors and executive officers.

2021 Annual Report
Our financial statements for our fiscal year ended December 31, 2021 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at http://www.nautilus.bio/investors/ and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Nautilus Biotechnology, Inc., 2701 Eastlake Avenue East, Seattle, Washington 98102, Attention: Investor Relations.
Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.
* * *
The board of directors does not know of any other matters to be presented at the annual meeting. If any additional matters are properly presented at the annual meeting, the persons named in the proxy will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as promptly as possible to ensure your vote is recorded.
THE BOARD OF DIRECTORS
Seattle, Washington
April 28, 2022

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D84410-P71654 Nominees: 01) Sujal Patel 02) Vijay Pande 03) Michael Altman 2. Ratification of the appointment of PricewaterhouseCoopers, LLP as the independent registered public accounting firm. ! ! !1. Election of Class I Directors For All Withhold All For All Except ! !! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NAUTILUS BIOTECHNOLOGY, INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: NOTE: In their discretion, the proxyholders will vote on such other business as may properly come before the meeting or any adjournment or postponement thereof. NAUTILUS BIOTECHNOLOGY, INC. 2701 EASTLAKE AVE EAST SEATTLE, WA 98102-4188 For Against Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 13, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NAUT2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 13, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D84411-P71654 NAUTILUS BIOTECHNOLOGY, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS JUNE 14, 2022, 10:00 AM PDT The stockholder(s) hereby appoint(s) Sujal Patel and Anna Mowry, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NAUTILUS BIOTECHNOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/NAUT2022 at 10:00 a.m., Pacific time on Tuesday, June 14, 2022, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. Continued and to be signed on reverse side